Exhibit 10.59
$1,500,000,000
CREDIT AGREEMENT
Dated as of January 19, 2007
Among
NAVISTAR INTERNATIONAL CORPORATION,
as Borrower,
THE SUBSIDIARY GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent,
and
BANC OF AMERICA SECURITIES LLC,
and
CITIGROUP GLOBAL MARKETS INC.,
as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.,
as Joint Lead Arranger and Joint Bookrunner
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arranger and Joint Bookrunner
and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger

E-1

i

Page
SECTION 4.06. Payments and Computations	42
SECTION 4.07. Taxes	44
SECTION 4.08. Sharing of Payments, Etc.	46
SECTION 4.09. Use of Proceeds	47
SECTION 4.10. Evidence of Debt	47

ARTICLE V

CONDITIONS TO EFFECTIVENESS OF LENDING

SECTION 5.01. Conditions Precedent	48
SECTION 5.02. Conditions Precedent to the Initial Borrowing	50
SECTION 5.03. Conditions Precedent to Each Borrowing	50
SECTION 5.04. Determinations Under Section 5.01 and Section 5.02	51

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01. Representations and Warranties of the Borrower	51

ARTICLE VII

COVENANTS OF THE BORROWER

SECTION 7.01. Affirmative Covenants	56
SECTION 7.02. Negative Covenants	58
SECTION 7.03. Reporting Requirements	70
SECTION 7.04. Financial Covenant	73

ARTICLE VIII

EVENTS OF DEFAULT

ARTICLE IX

THE AGENTS

SECTION 9.01. Authorization and Action	77
SECTION 9.02. Agents’ Reliance, Etc.	77
SECTION 9.03. JPMorgan Chase Bank and Affiliates	78
SECTION 9.04. Lender Credit Decision	78
SECTION 9.05. Indemnification	78
SECTION 9.06. Successor Agents	79

Page
ARTICLE X

GUARANTY

SECTION 10.01. Guaranty; Limitation of Liability	80
SECTION 10.02. Guaranty Absolute	80
SECTION 10.03. Waivers and Acknowledgments	81
SECTION 10.04. Subrogation	82
SECTION 10.05. Subsidiary Guaranty Supplements	83
SECTION 10.06. Subordination	83
SECTION 10.07. Continuing Guaranty; Assignments	84

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Amendments, Etc.	84
SECTION 11.02. Notices, Etc.	85
SECTION 11.03. No Waiver; Remedies	87
SECTION 11.04. Costs and Expenses	87
SECTION 11.05. Right of Set-off	89
SECTION 11.06. Binding Effect	89
SECTION 11.07. Assignments and Participations	90
SECTION 11.08. Execution in Counterparts	94
SECTION 11.09. [Reserved]	94
SECTION 11.10. Confidentiality	94
SECTION 11.11. [Reserved]	95
SECTION 11.12. PATRIOT Act Notice	95
SECTION 11.13. Jurisdiction, Etc.	95
SECTION 11.14. Governing Law	95
SECTION 11.15. WAIVER OF JURY TRIAL	95

SCHEDULES

Schedule I Commitments and Applicable Lending Offices
Schedule II Subsidiary Guarantors (as of the date hereof)
Schedule III Unrestricted Subsidiaries
Schedule 6.01(b) Loan Parties
Schedule 6.01(c) Subsidiaries (including Restricted and Unrestricted)
Schedule 6.01(g) Disclosed Litigation
Schedule 6.01(p) Existing Debt (Non-Intercompany) in Excess of $50,000,000
Schedule 6.01(q) Liens Securing Debt for Borrowed Money in Excess of $50,000,000

EXHIBITS

Page
Exhibit A-1 — Form of Term Note
Exhibit A-2 — Form of Revolving Note
Exhibit B — Form of Assignment and Acceptance
Exhibit C — Form of Subsidiary Guaranty Supplement

CREDIT AGREEMENT
          CREDIT AGREEMENT (this “Agreement”) dated as of January 19, 2007 among NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (the “Borrower”), THE SUBSIDIARY GUARANTORS (as hereinafter defined), from time to time party hereto, THE LENDERS (as hereinafter defined), from time to time party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (“JPMorgan Chase Bank” or, together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”), CREDIT SUISSE SECURITIES (USA) LLC, as syndication agent (in such capacity, the “Syndication Agent”), BANC OF AMERICA SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC., as co-documentation agents (in such capacity, each, a “Co-Documentation Agent” and together, the “Co-Documentation Agents”), J.P. MORGAN SECURITIES INC. (“JPM Securities”), CREDIT SUISSE SECURITIES (USA) LLC (“CS Securities”) and BANC OF AMERICA SECURITIES LLC (“BAS”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), and JPM Securities and CS Securities, as joint bookrunners (in such capacity, the “Bookrunners”).
PRELIMINARY STATEMENTS:
          (1) The Borrower is a party to the Credit Agreement dated as of February 22, 2006, as amended by that certain Amendment No. 1 thereto, dated as of August 2, 2006, among the Borrower, the subsidiary guarantors party thereto, the lenders from time to time party thereto, the agents party thereto, and the lead arrangers party thereto (the “Existing Credit Agreement”).
          (2) The Borrower has requested the senior unsecured term loan facility as described herein (the “Term Loan Facility”) and the senior unsecured synthetic revolving facility as described herein (the “Revolving Facility” and, together with the Term Loan Facility, the “Facilities”) to provide for (A) the refinancing of a portion of the amounts outstanding under the Existing Credit Agreement, (B) general corporate purposes and working capital financing, and (C) the payment of fees, costs and expenses incurred in connection with the foregoing.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Adjusted LIBOR” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBOR in effect for such Interest Period and (b) the Statutory Reserve Percentage.

     “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
     “Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.
     “Administrative Cost” means 0.10% (based on a 365 or 366 day year, as the case may be).
     “Advance” means a Term Advance or a Revolving Advance.
     “Affiliate” means, as to any Person, any other Person (other than, in the case of any Loan Party, such Loan Party’s Restricted Subsidiaries) that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests or by contract.
     “Agent” means any of the Administrative Agent, the Lead Arrangers, the Co-Documentation Agents and the Syndication Agent.
     “Agreement” has the meaning set forth in the preamble.
     “Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount reasonably determined by the Administrative Agent equal to the amount, if any, that would be payable by any Loan Party or any of its Restricted Subsidiaries to its counterparty to such Hedge Agreement in accordance with its terms as if (a) such Hedge Agreement was being terminated early on such date of determination, and (b) such Loan Party or Restricted Subsidiary was the sole “Affected Party.”
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a LIBOR Advance.
     “Applicable Premium” means, as of any date of determination, the present value at such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of (a) the prepayment premium applicable to the Term Advances or the reduction of the total Revolving Credit-Linked Deposit Amount on the first anniversary of the Effective Date, plus (b) all interest, fees or return that would accrue on the portion of the Term Loan Facility being prepaid or the amount of the reduction of the Total Revolving Credit-Linked Deposit Amount from such date to the first anniversary of the Effective Date, computed using the then Adjusted LIBOR for an Interest Period of three months plus the Applicable Spread on such date.
     “Applicable Spread” means: (i) with respect to Base Rate Advances, the applicable “Base Rate Spread” (expressed in basis points) which is a function of the “corporate family credit” rating of the Borrower by Moody’s and S&P, as applicable, as set forth on the table below, and (ii) with respect to LIBOR Advances, the applicable “LIBOR Spread” (expressed in basis points) which is a function of such ratings, as set forth on the table below.

Category	Rating	LIBOR Spread	Base Rate Spread
1	Better than Ba3 or better than BB-	300 bps	200 bps

2	Ba3 or BB-	325 bps	225 bps

3	Less than Ba3 or less than BB-	375 bps	275 bps

4	Unrated by both Moody’s and S&P	400 bps	300 bps

*In the event that both Category 1 and Category 2 apply, Category 1 shall be used.
*In the event that Category 3 applies, and also either Category 1 or 2 applies, Category 2 shall be used.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 11.07 and in substantially the form of Exhibit B hereto or any other form approved by the Administrative Agent and the Borrower.
     “Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest announced by JPMorgan Chase Bank in New York, New York, from time to time, as JPMorgan Chase Bank’s “Prime Rate”; and
     (b) 1/2 of 1% per annum above the Federal Funds Rate.

     “Base Rate Advance” means an Advance that bears interest as provided in Section 4.02(a)(i).
     “Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership, and (c) with respect to any other Person, the Persons, the board or committee of such Person serving a similar function.
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type under the same Facility.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any LIBOR Advances, on which dealings are carried on in the London interbank market.
     “Canadian Subsidiary” means any Foreign Subsidiary having its principal operations in Canada.
     “Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries (or in the case of the Borrower or any Loan Party, solely its Restricted Subsidiaries) during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person. Capital Expenditures shall not include any such expenditures which constitute (a) any acquisition permitted under Section 7.02(f) (including any property, plant and equipment obtained as a part thereof), (b) to the extent permitted by this Agreement, a reinvestment of the Net Cash Proceeds of any Asset Sale in accordance with Section 4.01 or any issuance of Equity Interests by the Borrower permitted hereunder, (c) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower or its Subsidiaries within 12 months of receipt of such proceeds, (d) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (e) property, plant and equipment taken in settlement of an account, and (f) expenditures with the proceeds of an equity issuance not otherwise required to be used to prepay the Facilities.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cash Equivalents” means:
     (a) securities issued or directly and fully guaranteed or insured by the United States government (or, in the case of any Canadian Subsidiary, Canadian government (federal or provincial)) or any agency or instrumentality of the United States government (or Canadian government) (provided, that the full faith and credit of the United States (or Canada (federal or provincial)), is pledged in support of those securities) having maturities of not more than twenty-four months from the date of acquisition;
     (b) certificates of deposit and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $500,000,000 and, as applicable, a Thomson Bank Watch Rating of “B” or better;
     (c) repurchase obligations or securities lending arrangements for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;
     (d) commercial paper having a rating of at least “A-2” from S&P or “P-2” from Moody’s and in each case maturing within 270 days after the date of acquisition or asset-backed securities having a rating of at least “A” from S&P or “A2” from Moody’s and in each case maturing within thirty-six months after the date of acquisition;
     (e) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof or the District of Columbia (or, in the case of any Canadian Subsidiary, Canada or any province or territory thereof), provided that such commercial bank has, at the time of the Investment therein, (i) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statement) in excess of $100,000,000, and (ii) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Investment therein, are rated at least “A” from S&P or “A2” from Moody’s;
     (f) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United

States of America, any state thereof or the District of Columbia (or, in the case of any Canadian Subsidiary, Canada or any province or territory thereof), provided that (i) such instrument has a final maturity not more than one year from the date of purchase thereof, and (ii) such depository institution or trust company has at the time of the Investment therein or contractual commitment providing for such Investment, (A) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statement) in excess of $100,000,000 and (B) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Investment therein or contractual commitment providing for such Investment, are rated at least “A” from S&P or “A2” from Moody’s;
     (g) (i) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition, and (ii) money market funds which are rated at least “AAA” from S&P;
     (h) United States dollars or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
     (i) with respect to any Foreign Subsidiary having its principal operations in Mexico only, (i) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Adjustables del Gobierno Federal (Adjustabonos), in each case, issued by the Mexican government; and (ii) any other instruments issued or guaranteed by Mexico and denominated and payable in pesos; provided, that, in each case, such investments under this clause (i) are made in the ordinary course of business for cash management purposes; and
     (j) in the case of any Foreign Subsidiary, demand or time deposit accounts used in the ordinary course of business with reputable commercial bank located in the jurisdiction of organization of such Foreign Subsidiary.
Notwithstanding the foregoing, any investments which would otherwise constitute Cash Equivalents of the kinds described in clauses (a), (b), (c) and (d) hereof that are permitted to have maturities in excess of 12 months shall only be deemed to be Cash Equivalents under this definition if and only if the total weighted average maturity of all Cash Equivalents of the kinds described in clauses (a), (b), (c) and (d) does not exceed twelve months on an aggregate basis.
     “Cash Infusion” means proceeds from the issuance of Equity Interests by the Borrower. Any Cash Infusion provided by the required date for delivery of the reports set forth in Section 7.03(b)(ii) for any Fiscal Quarter shall be treated as if such Cash Infusion had been provided on the last day of such Fiscal Quarter. Only one Cash Infusion shall be permitted to be included in EBITDA for any period of four Fiscal Quarters.

     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “Change of Control” means the occurrence of one or more of the following events:
     (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by the Borrower or another Loan Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Borrower representing 35% or more of the combined voting power of the Borrower’s then outstanding Voting Interests;
     (b) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the Board of Directors of the Borrower: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Borrower) whose appointment or election by the Board of Directors or nomination for election by the Borrower’s stockholders was approved (a) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (b) with respect to directors whose appointment of election to the Board of Directors was made by the holders of the Borrower’s nonconvertible junior preference stock, series B, by the holders of such preference stock;
     (c) the shareholders of the Borrower shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions hereof);
     (d) the Borrower consolidates with or merges with or into another Person, other than a merger or consolidation of the Borrower in which the holders of the common stock of the Borrower outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the common stock of the surviving corporation immediately after such consolidation or merger; or
     (e) the Borrower or any Restricted Subsidiary, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of the Borrower and the Restricted Subsidiaries (determined on a Consolidated basis) to any Person; provided, that neither (i) the merger of a

Restricted Subsidiary into the Borrower or into any other Restricted Subsidiary, nor (ii) a series of transactions involving the sale of receivables or interests therein in the ordinary course of business by a Finance Subsidiary in connection with a Permitted Receivables Financing nor (iii) the grant of a lien on assets of the Borrower or any Restricted Subsidiary in connection with Debt permitted under Section 7.02(b)(xx) shall be deemed to be a Change of Control.
For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitutes all or substantially all of the properties and assets of the Borrower, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.
     “Co-Documentation Agent” has the meaning specified in the recital of parties to this Agreement.
     “Commitment” means a Term Commitment or a Revolving Commitment.
     “Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Agent or such Lender from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 4.04 or 4.05.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the accrued purchase price of property or services (other than obligations under trade payables, deferred expenses, deferred compensation and similar obligations arising in the ordinary course of business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, to the extent either (i) such Obligations would represent a claim against such Person in a proceeding under any Bankruptcy Law or (ii) in the case of Redeemable Preferred Interests, such Interests are redeemable by their terms or at the option of the holder prior to one year after the Maturity Date, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.
     “Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (i) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, (ii) all Obligations of such Person under acceptance, letter of credit or similar facilities at such date and (iii) all Synthetic Debt of such Person at such date.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of any grace period or the requirement that notice be given or both.
     “Default Interest” has the meaning set forth in Section 4.02(b).
     “Disclosed Litigation” has the meaning specified in Section 5.01(b).
     “Disclosure Filings” means public filings made by the Borrower since December 31, 2004 pursuant to and in accordance with the Exchange Act filed and available to the public on or before the date hereof and such further information as has been disclosed in writing to the Agents and the Lenders on or before the date hereof.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “EBITDA” means, for any period:
     (a) the sum, determined on a Consolidated basis, of the Borrower and its Restricted Subsidiaries’ (i) Consolidated net income (or net loss), (ii) aggregate non-recurring, extraordinary or unusual charges, (iii) aggregate non-cash charges, (iv) aggregate interest expenses, (v) aggregate income tax (including franchise taxes in lieu thereof) expenses, (vi) aggregate depreciation expenses, (vii) aggregate fees and expenses related to the provision of the Facilities, the tender offers and the consent solicitations with respect to Existing Debt and the costs of any refinancing of the Facilities, (viii) write-offs of debt discount and debt issuance costs, (ix) aggregate amortization expenses, (x) all losses resulting from any sale of assets or other disposition of property outside the ordinary course of business, to the extent, in the case each of the items in clauses (ii) through (x), deducted in arriving at such Consolidated net income (or loss), and (xi) subject to the limitation in the definition of “Cash Infusion” in this Section 1.01, any Cash Infusion in respect of such period; minus
     (b) the sum of (i) all gains resulting from any sale of assets or other disposition of property, including insurance and condemnation proceeds or and awards with respect to the property of such Person (except to the extent that such proceeds or awards are received in respect of a third party claim and are applied to pay such claim or reimburse for the prior payment of such claim (including costs and expenses)), occurring outside the ordinary course of business, (ii) all non-cash gains, and (iii) any non-recurring, extraordinary or unusual gains, in each case to the extent added in arriving at such Consolidated net income (or loss), in each case determined in accordance with GAAP for such period on the basis of management’s good faith calculations of the relative amounts allocable to Restricted Subsidiaries and Unrestricted Subsidiaries, which shall be correct in all material respects; provided that any amounts attributable to any other Person (other than a Restricted Subsidiary) shall be included for that period only to the extent of the amount that has been actually received by the Borrower or a Restricted Subsidiary in the form of cash dividends or other cash distributions.
     “Effective Date” has the meaning specified in Section 5.01.
     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than an individual) approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed; provided, however, that no (x) Loan Party, (y) Affiliate of a Loan Party, or (z) competitor of any Loan Party or Affiliate of such a competitor shall qualify as an Eligible Assignee hereunder.
     “Environmental Action” means any action, suit, demand, demand letter, claim, written notice of non compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are existing on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at the facilities of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Events of Default” has the meaning specified in Article VIII.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Existing Credit Agreement” has the meaning specified in the Preliminary Statements.
     “Existing Debt” means Debt of each Loan Party and its Restricted Subsidiaries outstanding immediately before the occurrence of the Effective Date (exclusive of any Debt under the Existing Credit Agreement).
     “Existing Notes” means (a) the $400,000,000 9 3/8% senior notes due 2006; (b) the $400,000,000 6 1/4% senior notes due 2012; (c) the $250,000,000 7 1/2% senior notes due 2011; (d) the $190,000,000 2 1/2% senior convertible notes due 2007; and (e) the $220,000,000 4 3/4% subordinated exchangeable notes due 2009.
     “Facilities” has the meaning specified in the Preliminary Statements.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means any fee letters with respect to the Facilities to which the Borrower and any Initial Lenders, the Lead Arrangers, the Syndication Agent, any Co-Documentation Agent or the Administrative Agent are parties.
     “Finance Subsidiary” means NFC, any Subsidiary of NFC and any other Unrestricted Subsidiary or any Restricted Subsidiary, in each case that provides wholesale, retail, lease or other financing with respect to the business operations of the Borrower and its Subsidiaries or to dealers or retail customers of the Borrower and its Subsidiaries.
     “Financial Officer” means, with respect to the Borrower, the chief financial officer of the Borrower, the senior vice president — treasurer of the Borrower or the vice president and controller of the Borrower.

     “Fiscal Quarter” means a fiscal quarter based upon a 12-month Fiscal Year of the Borrower.
     “Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on October 31 in any calendar year.
     “Fixed Charge Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA, to (b) the sum (calculated without duplication) of (i) interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money giving effect to Hedge Agreements, (ii) principal amounts of all Debt for Borrowed Money payable (excluding all Existing Notes), (iii) all Capital Expenditures made, and (iv) all taxes paid in cash (net of any cash refunds received), in each case, of or by the Borrower and its Restricted Subsidiaries for or during such Measurement Period; provided that interest and principal amounts of Debt for Borrowed Money (to the extent such Debt for Borrowed Money is non-recourse to the Borrower and its Restricted Subsidiaries) and Capital Expenditures of any variable interest entity (as defined by GAAP) shall be excluded from the calculation of the Fixed Charged Coverage Ratio. Such ratio shall be based on management’s good faith calculations of the relative amounts allocable to Restricted Subsidiaries and Unrestricted Subsidiaries, which shall be correct in all material respects. Debt for Borrowed Money, for purposes of this definition, shall include any Obligation of the Borrower or any Restricted Subsidiary that is recharacterized or newly recognized as an Obligation of a lessee under Capitalized Leases, in connection with the completion of the audit report for the annual financial statements of the Borrower for each of the 2005 and 2006 Fiscal Years or any restatement of its annual financial statements for the 2004 Fiscal Year or any prior Fiscal Year (such inclusion to be consistent with the manner in which they are recharacterized or newly recognized), but shall exclude any of their Obligations that are recharacterized or newly recognized as Debt (other than Capitalized Leases), in connection with the completion of any such audit reports or restatement.
     “Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of the United States, any state thereof or the District of Columbia.
     “Fronting Fee” means a fronting fee in an amount agreed upon between the Borrower and the applicable Issuing Bank, payable as agreed to by the Borrower and such Issuing Bank for any Letter of Credit issued by such Issuing Bank; provided, that, it is agreed that to the extent JPMorgan Chase Bank is acting as an Issuing Bank, the Fronting Fee shall be equal to 0.125% of the face amount of each Letter of Credit issued by it.
     “Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” has the meaning specified in Section 1.03.

     “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.
     “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
     “Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation but without duplication, (a) the direct or indirect guarantee (other than customary contractual indemnities or warranties in the ordinary course of business), endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
     “Guaranteed Obligations” has the meaning specified in Section 10.01(a).
     “Guarantors” means the Borrower and the Subsidiary Guarantors.
     “Guaranty” means the guaranty of the Guarantors set forth in Article X, together with each Subsidiary Guaranty Supplement subsequently delivered pursuant to Section 7.01(i), in each case as amended, amended and restated, modified or otherwise supplemented.

     “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency forward, future or option contracts, commodity price/index swap, futures or option contracts, credit default swap or option agreements and other hedging agreements.
     “Indemnified Party” has the meaning specified in Section 11.04(b).
     “Initial Borrowing Date” means the date of the first Borrowing to occur pursuant to the terms hereof.
     “Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.
     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
     “Interest Period” means, for each LIBOR Advance comprising part of the same Borrowing, the period commencing on the date of such LIBOR Advance or the date of the Conversion of any Base Rate Advance into such LIBOR Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, if made available to all Lenders, a period of two weeks, nine or 12 months, or any other period reasonably requested by the Borrower), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period with respect to any LIBOR Advance that ends after the Maturity Date;
     (b) Interest Periods commencing on the same date for LIBOR Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
For each determination of a rate per annum provided to Section 3.05(d), “Interest Period” shall be determined in a manner consistent with the foregoing (except that clause (a) shall not apply to any such determination).
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or all or substantially all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person; provided, however, that for purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.
     “Issuing Bank” means, with respect to any Letter of Credit, JPMorgan Chase Bank and its Affiliates including Chase Manhattan Bank (Delaware) or such other Lender, reasonably acceptable to the Borrower, which has agreed to issue such Letter of Credit.
     “JPMorgan Chase Bank” has the meaning specified in the recital of parties to this Agreement.
     “JPM Securities” has the meaning specified in the recital of parties to this Agreement.
     “Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.
     “Lender” means each Initial Lender and each Person that shall become a Lender hereunder pursuant to Section 11.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.
     “Letter of Credit” means any letter of credit, bank guarantee or similar instrument issued by an Issuing Bank pursuant to Section 3.06.

     “Letter of Credit Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
     “Letter of Credit Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit and (b) the aggregate amount of all Letter of Credit Disbursements not yet reimbursed by the Borrower principal.
     “LIBOR” means, with respect to any Interest Period applicable to any LIBOR Advance or to a determination of a rate per annum pursuant to Section 3.05(d), the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
     “LIBOR Advance” means an Advance that bears interest as provided in Section 4.02(a)(ii).
     “Lien” means any lien, security interest, encumbrance or other charge of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan Documents” means (a) this Agreement, (b) the Notes, (c) all Subsidiary Guaranty Supplements entered into after the date hereof, and (d) the Fee Letter, in each case as amended.
     “Loan Parties” means the Borrower and the Subsidiary Guarantors.
     “Margin Stock” has the meaning specified in Regulation U.
     “Master Intercompany Agreements” means (a) the Master Intercompany Agreement, dated as of April 26, 1993, between NFC and International Truck and Engine Corporation (formerly known as Navistar International Transportation Corp.), as amended; (b) the agreement, dated as of December 18, 1986, among Navistar International Corporation Canada, Navistar Financial Corporation Canada Inc. and General Electric Canadian Holdings Limited; and (c) one or more similar agreements among the Borrower or one or more of its Restricted Subsidiaries and one or more other Persons (including, without limitation, Unrestricted Subsidiaries that comprise the

Borrower’s financial service operations with terms and conditions consistent with the Borrower’s past practice and entered into in the ordinary course of business) on terms no less favorable to the Borrower and its Restricted Subsidiaries than the agreements in clauses (a) and (b) hereof, as each such agreement may be amended, modified, supplemented or restated from time to time; provided, that none of the aforementioned agreements shall be amended, modified, supplemented or restated in a manner adverse in any material respect to the interests of Borrower or its Restricted Subsidiaries.
     “Material Adverse Change” means any material adverse change in the business, financial condition, operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole (other than to the extent disclosed in the Disclosure Filings).
     “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Agents and the Lenders under the Loan Documents or (c) the ability of the Loan Parties to perform their Obligations under the Loan Documents.
     “Maturity Date” means the fifth anniversary of the Initial Borrowing Date.
     “Measurement Period” means each period of four consecutive fiscal quarters of the Borrower.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Net Cash Proceeds” means:
     (a) with respect to any sale, lease, transfer or other disposition of any asset of the Borrower or any of its Restricted Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clauses (i), (iii) and (v) through (xii) of Section 7.02(e), but including any insurance and condemnation proceeds received with respect to property of such Person), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over, (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Restricted Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith, and (D) a reasonable reserve or amounts placed in a funded escrow for (x) any purchase price adjustment or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Borrower or any of its Restricted Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the Maturity Date) or (y) any other liabilities retained associated with the property sold; provided, however, that, except to the extent that the total aggregate amount of proceeds received from sales, leases, transfers or other dispositions of assets by the Borrower and its Restricted Subsidiaries pursuant to Section 7.02(e)(ii) and (iv) shall exceed $350,000,000, Net Cash Proceeds shall not include any such amounts to the extent such amounts are reinvested in assets used or useful in the business of the Borrower and its Restricted Subsidiaries within 12 months after the date of receipt thereof;
     (b) with respect to the incurrence or issuance of any Debt by the Borrower or any of its Restricted Subsidiaries (other than Debt incurred or issued pursuant to Section 7.02(b), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Restricted Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and
     (c) with respect to the sale or issuance of any Equity Interests by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of- pocket costs, fees, commissions, premiums and expenses, incurred by the Borrower or any of its Restricted Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include any funds received in connection with the exercise of stock options granted to employees, directors or consultants of the Borrower or any of its Restricted Subsidiaries.
“NFC” means Navistar Financial Corporation, a Delaware corporation.

     “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance or Revolving Advances made by such Lender, as amended.
     “Notice of Revolving Borrowing” has the meaning specified in Section 3.02(a).
     “Notice of Term Borrowing” has the meaning specified in Section 2.02(a).
     “NPL” means the National Priorities List under CERCLA.
     “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in subsection (f) of Article VIII. Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
     “Other Taxes” has the meaning specified in Section 4.07(b).
     “PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Joint Venture” means any Person which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in any business in which the Borrower is engaged, or a reasonably related, ancillary or complementary business, and the Equity Interests of which (i) is owned by the Borrower or a Restricted Subsidiary and one or more Persons other than the Borrower or any affiliate of the Borrower or (ii) is acquired by the Borrower or a Restricted Subsidiary, so long the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 7.04 immediately after giving effect to such acquisition.
     “Permitted Liens” means such of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 7.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt for Borrowed Money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting an Event of Default under subsection (g) of Article VIII or securing appeal or other surety bonds related to such judgments, (f) Liens securing reimbursement obligations with respect to trade letters of credit that encumber documents and goods acquired in connection with such letters of credit and the products and proceeds thereof; (g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods in the ordinary course of business; (h) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as may be required by GAAP has been made; (i) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business and in accordance with industry practice; and (j) easements, rights of way, zoning ordinances and similar charges, title defects or other irregularities and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes.
     “Permitted Receivable Financing” means any receivable financing facility or arrangement consistent with the Borrower’s past practice and entered into in the ordinary course of the Borrower’s business pursuant to which a Finance Subsidiary purchases or otherwise acquires accounts receivable of the Borrower or any Restricted Subsidiary and enters into a third party financing thereof on terms that are market and customary to the Borrower and its Restricted Subsidiaries, and in an aggregate amount not to exceed $25,000,000 in any fiscal year.
     “Person” means an individual, partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person; and (b) the distribution of all or substantially all of the proceeds of sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

     “Post-Petition Interest” means all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding.
     “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
     “Receivables Facility” means the Amended and Restated Credit Agreement dated as of July 1, 2005, as amended as of the Effective Date, among NFC, JPMorgan Chase Bank, N.A., as administrative agent and the other parties referred to therein, as amended, supplemented, amended and restated or otherwise modified from time to time, and the related guarantee by the Borrower; provided that such agreement shall not be amended, supplemented, amended and restated or otherwise modified in a manner adverse in any material respect to the interests of the Borrower or its Restricted Subsidiaries.
     “Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
     “Register” has the meaning specified in Section 11.07(d).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Required Lenders” means, at any time, Lenders owed or holding more than 50% of the sum of (a) the aggregate principal amount of the Term Advances outstanding at such time, and (b) the aggregate amount of the Revolving Credit-Linked Deposits, the Revolving Advances and the participations in the Letter of Credit Disbursements.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, senior vice president, vice president, controller or chief accounting officer of the Borrower or any Subsidiary Guarantor.
     “Restricted Subsidiary” means a Subsidiary of the Borrower other than an Unrestricted Subsidiary.
     “Revolving Advance” has the meaning specified in Section 3.01.
     “Revolving Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Commitment” or, if such Lender has entered into one of more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.07(d) as such Lender’s “Revolving Commitment,” as such amount may be reduced at or prior to such time pursuant to

Section 3.04, which amount in any event shall be equal to the obligation of such Lender to make or maintain a deposit in its Revolving Credit-Linked Deposit Account in accordance with this Agreement and to permit such deposit to be used to fund Revolving Advances and support Letters of Credit as provided in this Agreement. From and after the Effective Date, the aggregate amount of the Revolving Commitments (unless they have been terminated) shall be equal to the Total Credit-Linked Deposit Amount from time to time in effect. The aggregate amount of the Revolving Commitments on the Effective Date is $400,000,000.
     “Revolving Credit-Linked Deposit” means with respect to any Lender at any time, amounts actually on deposit in its Revolving Credit-Linked Deposit Account at such time.
     “Revolving Credit-Linked Deposit Account” has the meaning set forth in Section 3.05.
     “Revolving Credit-Linked Deposit Amount” means, with respect to each Lender, an amount equal to the amount set forth opposite such Lender’s name on Schedule I hereto, as the same may be reduced from time to time pursuant to this Agreement. For the avoidance of doubt, the Revolving Credit-Linked Deposit Amount of each Lender shall not be reduced by the making of any Revolving Advances or reimbursement of drawings under Letters of Credit as a result of the withdrawal of any amounts then on deposit in such Lender’s Revolving Credit-Linked Account. Any reduction of the Total Revolving Credit-Linked Report Amount shall reduce ratably the Revolving Credit-Linked Deposit Amounts of the Lenders under the Revolving Facility.
     “Revolving Credit-Linked Deposit Return Date” means the date that the Revolving Credit-Linked Accounts are closed pursuant to Section 3.05(c)(vi).
     “Revolving Credit-Linked Return” has the meaning specified in Section 3.05(d).
     “Revolving Facility” has the meaning specified in the Preliminary Statements.
     “Revolving Settlement Date” means the earlier to occur of (i) the Maturity Date and (ii) the date of an acceleration of payment of the Obligations relating to the Revolving Facility or termination of the Revolving Commitments pursuant to Article VIII.
     “Sale/Lease-back Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or a Restricted Subsidiary leases it from such Person.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
     “SEC” means the United States Securities and Exchange Commission.

     “Shy Settlement” shall mean that certain Amended and Restated Settlement Agreement dated June 30, 1993 in reference to the class action of Shy et. Al v. Navistar, Civil Action No. C-3-92-333 (S.D. Ohio).
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person (on a going concern basis) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets (on a going concern basis) of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Statutory Reserve Percentage” means, for any Interest Period, for all LIBOR Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Advances is determined) having a term equal to such Interest Period.
     “Subordinated Debt” means any Debt of any Loan Party that is subordinated to the Obligations of such Loan Party under the Loan Documents on and that otherwise contains, terms and conditions reasonably satisfactory to the Required Lenders.
     “Subordinated Obligations” has the meaning specified in Section 10.06.
     “Subsidiary” of any person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time Equity

Interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the right or power to direct, in the case of any entity of which such Person or any of its Subsidiaries is a general partner, or both the beneficial ownership of and the right or power to direct, in any other case, such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Subsidiary Guarantors” means (a) the Subsidiaries of the Borrower listed on Schedule II hereto, and (b) each other Subsidiary of the Borrower that shall be required to execute and deliver a Subsidiary Guaranty Supplement pursuant to Section 7.01(i).
     “Subsidiary Guaranty Supplement” has the meaning specified in Section 10.05.
     “Support Agreement” means the Parent’s Side Agreement dated as of July 1, 2005, as amended as of the Effective Date, between the Borrower and International Truck and Engine Corporation, as it may be amended, modified, supplemented or restricted from time to time; provided that such agreement shall not be amended, supplemented, amended and restated or otherwise modified in a manner adverse in any material respect to the interests of the Borrower or its Restricted Subsidiaries.
     “Syndication Agent” has the meaning specified in the recital of parties to this Agreement.
     “Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).
     “Tax Allocation Agreements” means (a) the Tax Allocation Agreement among International Truck and Engine Corporation and its affiliated group, effective as of October 1, 1981, as it has been and may be amended and/or supplemented from time to time, and (b) the Tax Allocation Agreement between the Borrower and International Truck and Engine Corporation, effective April 1, 1987, as it has been and may be amended and/or supplemented from time to time; provided, that such agreements shall not be amended, supplemented, amended and restated or otherwise modified in a manner adverse in any material respect to the interests of the Borrower or its Restricted Subsidiaries.

     “Taxes” has the meaning specified in Section 4.07(a).
     “Term Advance” has the meaning specified in Section 2.01.
     “Term Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one of more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.07(d) as such Lender’s “Term Commitment.” The aggregate amount of the Term Commitments is $1,100,000,000.
     “Term Loan Facility” has the meaning specified in the Preliminary Statements.
     “Total Revolving Credit-Linked Deposit Amount” means, at any time, the sum of all Revolving Credit-Linked Deposit Amounts at such time. The Total Revolving Credit-Linked Deposit Amount on the Effective Date is $400,000,000.
     “Treasury Rate” means, with respect to any date of determination, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first day after the second anniversary of the Effective Date; provided, however, that if the period from such date to the first day after the second anniversary of the Effective Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date to the first date after the second anniversary of the Effective Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
     “Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at LIBOR.
     “United States” means the United States of America.
     “Unrestricted Subsidiary” means (a) each entity listed on Schedule III hereto; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary so designated by the Board of Directors of the Borrower, so long as such Subsidiary is (i) newly formed for the purpose of becoming an Unrestricted Subsidiary, and (ii) has equity capital of less than $1,000.
     “Voting Interests” means shares of Equity Interests issued by a corporation, or equivalent Equity Interest in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. References in the Loan Documents to “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower or the Subsidiary Guarantors, shall mean the actual knowledge of any Responsible Officer.
     SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6.01(i) (“GAAP”). Notwithstanding anything to the contrary contained herein, no Default or Event of Default shall occur as a result of any Loan Party breaching the terms and conditions contained in Section 7.02 as a result of (i) any change in the accounting treatment (including any recharacterization or new recognition) of, any Obligations, assets, contractual or other arrangements, transactions or relationships in connection with the completion of the audit report for the annual financial statements of the Borrower for each of the 2005 and 2006 Fiscal Years or any restatement of its annual financial statements for the 2004 Fiscal Year or any prior Fiscal Year or (ii) accounting treatment which is inconsistent with the Borrower’s accounting practices in effect on the Closing Date.
     SECTION 1.04. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, III, IV, IX and XI) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by JPMorgan Chase Bank in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.
ARTICLE II
AMOUNTS AND TERMS OF THE TERM ADVANCES
     SECTION 2.01. Term Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make an advance (a “Term Advance”) to the Borrower on the Effective Date in an amount equal to such Lender’s Term Commitment. The Borrowing of Term Advances shall consist of Term Advances made simultaneously by Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
     SECTION 2.02. Making the Term Advances. (a) The Term Advances shall be made on notice, given (x) not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing thereof in the case of a Borrowing of Term Advances consisting of LIBOR Advances, or (y) not later than 9:00 A.M. (New York City time) on the Effective Date in the case of a Borrowing of Term Advances consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by facsimile or electronic transmission. Each such notice of a Borrowing of Term Advances (a “Notice of Term Borrowing”) shall be by telephone or electronic transmission, confirmed promptly in writing, or by telecopier, and specifying therein (i) the requested date of such Borrowing, (ii) the requested Type of Advances comprising such Borrowing, and (iii) in the case of a Borrowing consisting of LIBOR Advances, the requested initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the Term Commitment of such Lender. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article V, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.
          (b) Each Notice of Term Borrowing shall be irrevocable and binding on the Borrower other than as set forth in Section 4.05(b). In the case of any Borrowing that the related Notice of Term Borrowing specifies is to be comprised of LIBOR Advances, the Borrower shall indemnify each Lender against any actual loss (other than lost profit), cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Term Borrowing for such Borrowing the applicable conditions set forth in Article V, including, without limitation, any actual loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term Advance to be made by such Lender as part of such Borrowing when such Term Advance, as a result of such failure, is not made on such date.
          (c) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the Borrowings of Term Advances, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Effective Date in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 4.02 to Term Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.
          (d) The failure of any Lender to make the Term Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Advance on the Effective Date, but no Lender shall be responsible for the failure of any other Lender to make the Term Advance to be made by such other Lender on the Effective Date.
     SECTION 2.03. Repayment of the Term Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders holding Term Advances the aggregate outstanding principal amount of the Term Advances on or prior to the date that is the fifth anniversary of the Initial Borrowing Date (the “Maturity Date”).
ARTICLE III
AMOUNTS AND TERMS OF THE REVOLVING COMMITMENT AND ADVANCES
     SECTION 3.01. Revolving Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Advance”) to the Borrower on any Business Day during the period from the Effective Date through but not including the Maturity Date in an aggregate amount at any time outstanding (including such Lender’s ratable percentage of Letters of Credit Exposure) not to exceed such Lender’s Revolving Commitment. Each Borrowing of Revolving Advances shall consist of Revolving Advances made simultaneously by Lenders ratably according to their Revolving Commitments. Amounts borrowed under this Section 3.01 may be prepaid, repaid and be reborrowed in accordance with this Agreement.
     SECTION 3.02. Making the Revolving Advances. (a) Each Borrowing of Revolving Advances (other than any such Borrowing contemplated by Section 3.08) shall be made on notice, given (x) not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing of Revolving Advances consisting of LIBOR Advances, or (y) not later than 12:00 noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing of Revolving Advances consisting of Base Rate Advances, by the Borrower to the Administrative Agent. Each such notice of a Borrowing (a “Notice of Revolving Borrowing”) shall be by telephone or electronic transmission, confirmed promptly in writing, or by telecopier, and specifying therein (i) the requested date of such Borrowing, (ii) the requested Type of Revolving Advances comprising such Borrowing, (iii) the requested aggregate amount of such Borrowing; and (iv) in the case of a Borrowing consisting of LIBOR Advances, the requested initial Interest Period for each such Advance. Upon making the withdrawal with respect to such Borrowing as provided for in Section 3.05(c) and upon fulfillment of the applicable conditions set forth in Article V, the Administrative Agent will make such Borrowing available to the Borrower by crediting the Borrower’s Account.
          (b) Except to the extent set forth in Section 4.05(b), each Notice of Revolving Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Revolving Borrowing specifies is to be comprised of LIBOR Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Borrowing for such Borrowing the applicable conditions set forth in Article V, when such Revolving Advance, as a result of such failure, is not made on such date.
          (c) Each Lender with a Revolving Commitment hereby irrevocably authorizes the Administrative Agent to make available to the Borrower an amount on deposit in such Lender’s Revolving Credit-Linked Deposit Account equal to such Lender’s ratable portion of each Borrowing of Revolving Advances (it being understood that the funding obligations of each Lender with respect to such Borrowing shall be required to be satisfied solely by having made such amount available in its Revolving Credit-Linked Deposit Account, and the Borrower shall have no other recourse against such Lender with respect to the satisfaction of such funding obligations if such deposit has been made). The Revolving Advances comprising each Borrowing of Revolving Advances shall be funded by the Lenders pro rata in accordance with their respective Revolving Commitments, solely from amounts on deposit in their respective Revolving Credit-Linked Deposit Accounts. Each Lender with a Revolving Commitment also irrevocably authorizes the Administrative Agent to make available to an Issuing Bank upon demand such Lender’s ratable portion of any Letter of Credit Disbursement not promptly reimbursed by the Borrower by withdrawing such amount from its Revolving Credit-Linked Deposit Account (whether or not the conditions to borrowing set forth in Section 3.05(c) are satisfied). Any amounts subsequently received by the Administrative Agent from the Borrower on account of the principal of any Revolving Advance or Letter of Credit Disbursement shall be deposited by the Administrative Agent into the Revolving Credit-Linked Deposit Accounts of the Lenders with Revolving Commitments on a ratable basis.
     SECTION 3.03. Repayment of the Revolving Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders with Revolving Commitments the aggregate principal amount of the outstanding Revolving Advances on, and the Revolving Commitments shall terminate, on the Maturity Date.
     SECTION 3.04. Optional Termination or Reduction of the Total Revolving Credit-Linked Deposit Amount. The Borrower may at any time or from time to time direct the Administrative Agent to permanently reduce the Total Revolving Credit-Linked Deposit Amount; provided that each partial reduction of the Total Revolving Credit-Linked Deposit Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, further, that no such reduction shall be permitted if, after giving effect to such reduction, the aggregate principal amount of the Revolving Advances and Letter of Credit Exposure would exceed the Total Revolving Credit-Linked Deposit Amount as so reduced. In the event the Total Revolving Credit-Linked Deposit Amount shall be reduced as provided in the preceding sentence, the Administrative Agent will return all amounts in the Revolving Credit-Linked Deposit Accounts in excess of the reduced Total Revolving Credit-Linked Deposit Amount to the Lenders, ratably in accordance with their ratable portions.
     SECTION 3.05. Revolving Credit-Linked Deposit Accounts. (a) On the Effective Date, JPMorgan Chase Bank shall establish a revolving credit-linked deposit account in the name of each Initial Lender with a Revolving Commitment over which the Administrative Agent will have sole dominion and control (a “Revolving Credit-Linked Deposit Account”) Amounts on deposit in each Revolving Credit-Linked Deposit Account shall be invested, or caused to be invested, by the Administrative Agent as set forth in subsection (d) below, and no person (other than the Administrative Agent or any of its subagents) shall have the right to make any withdrawals from any Revolving Credit-Linked Deposit Account or exercise any other right or power with respect thereto, except as expressly provided in subsection (c) below or Section 11.07(a). Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that no amount on deposit at any time in any Revolving Credit-Linked Deposit Account shall be the property of any of the Loan Parties or shall otherwise be available in any manner to satisfy any Obligation of any of the Loan Parties under the Loan Documents. The Loan Parties will have no right, title or interest in or to the Revolving Credit-Linked Deposit Accounts or the Revolving Credit-Linked Deposits. The making of the Revolving Credit-Linked Deposits, the application thereof and the arrangements with respect thereto set forth in this Agreement constitute agreements among the Administrative Agent and each Lender with respect to the funding obligations of the Lenders with the Revolving Commitments and do not constitute any advance or loan or other extension of credit to any Loan Party. The sole funding obligation of each Lender in respect of the Revolving Facility shall be satisfied upon the funding of its Revolving Credit-Linked Deposit Amount. Each Lender irrevocably and unconditionally agrees that its Revolving Credit-Linked Deposit may be applied from time to time as set forth in this Agreement. No Loan Parties shall have any responsibility or liability to the Lenders, the Agents or any other Person in respect of the establishment, maintenance, administration or misappropriation of the Revolving Credit-Linked Deposit Accounts (or any sub-accounts thereof) or with respect to the investment of amounts held therein pursuant to subsection (d) of this Section 3.05 or the duties and responsibilities of the Administrative Agent (or any of its sub-agents or Affiliates) with respect to the foregoing contemplated by subsection (g) of this Section 3.05.
          (b) Deposits in the Revolving Credit-Linked Deposit Accounts. The following amounts shall be deposited in each Revolving Credit-Linked Deposit Account at the following times:
     (i) on the Effective Date, each Initial Lender with a Revolving Commitment shall deposit in its Revolving Credit-Linked Deposit Account an amount equal to such Lender’s Revolving Commitment. All funding obligations with respect to its Revolving Commitment shall be satisfied upon such Lender’s making such deposit in its Revolving Credit-Linked Deposit Account;
     (ii) on any date on which the Administrative Agent receives any payment for the account of any Lender with respect to the principal amount of any of its Revolving Advances (whether pursuant to Section 3.03 or 4.01 or Article VIII or otherwise) prior to the Revolving Credit-Linked Deposit Return Date, the Administrative Agent shall deposit such amount in the Revolving Credit-Linked Deposit Account of such Lender;
     (iii) on any date on which the Administrative Agent or an Issuing Bank receives any reimbursement payment from the Borrower with respect to amounts withdrawn from any Revolving Credit-Linked Deposit Account to reimburse such Issuing Bank with respect to any payment made by it under any Letter of Credit prior to the

Revolving Credit-Linked Deposit Return Date, the Administrative Agent or such Issuing Bank shall deposit in each Revolving Credit-Linked Deposit Account the portion of such reimbursement payment to be deposited therein, in accordance with Section 4.06; and
     (iv) concurrently with the effectiveness of any assignment by any Lender of all or any portion of its Revolving Commitment, the Administrative Agent shall transfer the coresponding portion of the Revolving Credit-Linked Deposit of such Lender to a Revolving Credit-Linked Deposit of the assignee in the Revolving Credit-Linked Deposit Account of such assignee, in accordance with Section 11.07(a).
     (c) Withdrawals from and Closing of Revolving Credit-Linked Deposit Accounts. Amounts on deposit in each Revolving Credit-Linked Deposit Account shall be withdrawn and distributed (or transferred, in the case of clause (iv) below) as follows:
     (i) on the date of any Borrowing of Revolving Advances (including any such Borrowing under Section 3.08), subject to satisfaction or waiver of the conditions applicable thereto set forth in Article V, the Administrative Agent shall withdraw from each relevant Lender’s Revolving Credit-Linked Deposit Account an amount equal to such Lender’s ratable portion of such Borrowing, and make such amount available to the Borrower in accordance with this Section 3.05;
     (ii) on any date on which any Issuing Bank is to be reimbursed by the Lenders for any payment made by such Issuing Bank with respect to a Letter of Credit, the Administrative Agent shall withdraw from each Revolving Credit-Linked Deposit Account an amount equal to the relevant Lender’s ratable portion of such unreimbursed payment, and make such amount available to such Issuing Bank, in accordance with Section 3.06;
     (iii) concurrently with each optional reduction (including any optional termination) of the Total Revolving Credit-Linked Deposit Amount pursuant to Section 3.04, the Administrative Agent shall withdraw from the Revolving Credit-Linked Deposit Accounts, and pay to the relevant Lenders, an amount equal to their respective ratable portions of the amount of such optional reduction of the Total Revolving Credit-Linked Deposit Amount, in accordance with Section 3.04;
     (iv) concurrently with the effectiveness of any assignment by any Lender of all or any portion of its Revolving Credit-Linked Deposit, the corresponding portion of the amount on deposit in the assignor’s Revolving Credit-Linked Deposit Account shall be transferred from the assignor’s Revolving Credit-Linked Deposit Account to the assignee’s Revolving Credit-Linked Deposit Account, in accordance with Section 11.07(a) and, if required by Section 11.07, the Administrative Agent shall close such assignor’s Revolving Credit-Linked Deposit Account;
     (v) promptly following the occurrence of a Revolving Settlement Date and promptly following any deposit in the Revolving Credit-Linked Deposit Accounts pursuant to clause (ii) and subsection (b) above or any reduction in the Letter of Credit Exposure thereafter, the Administrative Agent shall withdraw from each Revolving

Credit-Linked Deposit Account an amount equal to the applicable Lender’s ratable portion of the amount by which aggregate amounts then on deposit in the Revolving Credit-Linked Deposit Accounts exceed the Letter of Credit Exposure and pay such amount to such Lender; and
     (vi) upon the reduction of the Total Revolving Credit-Linked Deposit Amount to $0 and the expiration or cancellation of all outstanding Letters of Credit, the Administrative Agent shall withdraw from each Revolving Credit-Linked Deposit Account, and pay to the relevant Lender, the aggregate amount then on deposit therein, and shall close each such Revolving Credit-Linked Deposit Account.
Following the Revolving Credit-Linked Deposit Return Date, any repayment of any Revolving Advances received by the Administrative Agent shall be promptly paid by it directly to the Lenders entitled thereto on a ratable basis.
          (d) Investment of Amounts in Revolving Credit-Linked Deposit Accounts. The Administrative Agent shall invest, or cause to be invested, the amount on deposit in the Revolving Credit-Linked Deposit Account of each Lender so as to earn a rate of return equal to a rate per annum, reset daily on each Business Day for the period until the next following Business Day, equal to (i) the one month LIBOR rate as determined by the Administrative Agent on such day (or if such day was not a Business Day, the first Business Day immediately preceding such day) based on rates for deposits in dollars (as set forth by Bloomberg L.P. page BTMM or any other comparable publicly available service as may be selected by the Administrative Agent) minus (ii) the Administrative Cost, all based on a 365/366 day year (the “Revolving Credit-Linked Return”). Such return will be paid by the Administrative Agent to each Lender for each calendar month (or portion thereof) monthly in arrears on the first Business Day of the following calendar month and the Maturity Date (or such earlier date on which the Revolving Advances become due and payable pursuant to Article VIII), as applicable, as well as on the Revolving Credit-Linked Deposit Return Date. No Loan Parties shall have any obligation under or in respect of the provisions of this Section 3.05(d) nor shall such investment reduce the Total Revolving Credit-Linked Deposit Amount.
          (e) Revolving Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders under the Revolving Facility a fee equal to the sum of (1) the Administrative Cost, plus (2) the then Applicable Spread over Adjusted LIBOR for Advances under the Facilities, on the average daily amount on deposit in the Revolving Credit-Linked Deposit Account calculated on the basis of the actual days elapsed in a year of 360 days, such fee shall be payable for each quarter (or portion thereof) quarterly in arrears on the first Business Day of the following Fiscal Quarter and the Maturity Date (or such earlier date on which the Revolving Advances become due and payable pursuant to Article VIII), as well as on the Revolving Credit-Linked Deposit Return Date. Such fee shall be distributed to such Lenders on a ratable basis.
          (f) Fronting Fees. The Borrower agrees to pay to each Issuing Bank, for its own account, the Fronting Fee for each Letter of Credit issued by such Issuing Bank for the account of such Borrower and such other customary and reasonable fees with respect to the negotiation, amendment, issuing, payment of any such Letter of Credit, in the amounts separately agreed to by such Issuing Bank and the Borrower.
          (g) Sub-agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers contemplated by this Section 3.05 by or through one or more sub-agents appointed by it (which may include any of its Affiliates), and any such sub-agent shall be entitled to the benefit of all the provisions of Article IX. The parties hereto acknowledge that on or prior to the Effective Date the Administrative Agent has engaged JPMorgan Chase Bank Institutional Services to act as its sub-agent for purposes of this Section 3.05, and that in such capacity JPMorgan Chase Bank Institutional Services shall be entitled to the benefit of all the provisions of Article IX of this Agreement and subject to the terms of Section 11.10.
     SECTION 3.06. Issuance of Letters of Credit. (a) Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue Letters of Credit, in forms reasonably acceptable to the Administrative Agent, such Issuing Bank and the Borrower, for the account of the Borrower or any Subsidiary of the Borrower which is a Loan Party (in which case, references herein to the Borrower with respect to any such Letter of Credit or payment obligation with respect thereto shall be deemed to be references to such Subsidiary) at any time and from time to time on and after the Effective Date until the earlier of the date five Business Days prior to the Maturity Date and the termination of the Revolving Commitments in accordance with the terms hereof; provided, however, that any Letter of Credit shall be issued by an Issuing Bank only if, and each request by a Borrower for the issuance of any Letter of Credit shall be deemed a representation and warranty of such Borrower that, immediately following the issuance of any such Letter of Credit, the Letter of Credit Exposure (together with the aggregate principal amount of the outstanding Revolving Advances) shall not exceed the Revolving Commitments in effect at the time. In determining whether the issuance of a Letter of Credit will comply with the preceding sentence, each Issuing Bank may rely conclusively on information obtained from the Administrative Agent, regarding the aggregate principal amount of the outstanding Revolving Advances and the aggregate Revolving Commitments. Each Letter of Credit shall provide for payments of drawings in U.S. dollars.
          (b) Each Letter of Credit shall expire no later than the fifth Business Day preceding the Maturity Date unless such Letter of Credit expires by its terms on an earlier date as described below in subsection (c) of this Section 3.06; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date that is five Business Days prior to the Maturity Date).
          (c) Each issuance of any Letter of Credit shall be made on at least three Business Days’ prior telephonic or electronic notice (promptly followed by notice in writing) from the Borrower to the applicable Issuing Bank and the Administrative Agent specifying the date of issuance, the date on which such Letter of Credit is to expire (which shall not be later than the earlier of (i) the fifth Business Day preceding the Maturity Date, and (ii) subject to extension, the first anniversary of the date of any such Letter of Credit), the amount of such Letter of Credit, the name and address of the beneficiary of such Letter of Credit and such other information as may be necessary to complete such Letter of Credit. Such Issuing Bank will give the Administrative Agent prompt notice of the issuance and amount of each Letter of Credit and the expiration or return or termination of such Letter of Credit.

          (d) No Issuing Bank shall be required to issue a Letter of Credit unless it has agreed with the Borrower upon the Fronting Fees to be paid by the Borrower in connection with such Letter of Credit and the form of such Letter of Credit is reasonably acceptable to such Issuing Bank.
     SECTION 3.07. Participations; Unconditional Obligations. (a) By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank, or the Lenders in respect thereof, each Issuing Bank hereby grants to each Lender under the Revolving Facility and each such Lender hereby agrees to acquire from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s ratable portion of the face amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, in accordance with Section 3.05(c)(ii), such Lender’s ratable portion of each Letter of Credit Disbursement made by such Issuing Bank to the extent that such Issuing Bank is not promptly reimbursed by the Borrower as required pursuant to Section 3.08.
          (b) Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to subsection (a) of this Section 3.07 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default or Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     SECTION 3.08. Agreement to Repay Letter of Credit Disbursement. (a) If an Issuing Bank shall pay any draft presented under a Letter of Credit, the Borrower shall pay to the Administrative Agent, for the account of such Issuing Bank, an amount equal to the amount of such draft before 12:00 noon, New York City time, on the next Business Day after the Issuing Bank shall have notified the Borrower that payment of such draft has been made. Unless the Revolving Commitments have terminated, if the Borrower at any time fails to pay a reimbursement obligation when due pursuant to this Section 3.08, the Borrower shall be deemed to have requested a Borrowing of Revolving Advances from the Lenders, as at the time when such reimbursement obligation is due, in an aggregate amount equal to such unpaid reimbursement obligation. Such Revolving Advances shall be made as of such time, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to such Borrowing. Revolving Advances made pursuant to this Section 3.08 shall initially be Base Rate Advances. The Administrative Agent will promptly pay any amounts received by it from the Borrower or the Lenders to the relevant Issuing Bank. Each Lender under the Revolving Facility authorizes each of the Administrative Agent and Issuing Bank which has received payment of a reimbursement obligation as to which it has previously received any payments from such Lender pursuant to this Section 3.08 or Section 3.05(c)(ii) to deposit into its Revolving Credit-Linked Deposit Account its ratable portion thereof.
          (b) The Borrower’s obligation to repay each Issuing Bank for payments and disbursements made by such Issuing Bank under the outstanding Letters of Credit shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit;

     (ii) the existence of any claim, set-off, defense or other right which the Borrower or any other person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent, or any Lender (other than the defense of payment in accordance with the terms of this Agreement) or any other person in connection with this Agreement or any other agreement or transaction;
     (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; and
     (v) any other circumstance or event whatsoever, whether or not similar to any of the foregoing.
Except as set forth below, neither the Administrative Agent, the Lenders under the Revolving Facility, nor the applicable Issuing Bank, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s or any of its employee’s, agent’s, officer’s or director’s (i) failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, (ii) gross negligence, (iii) bad faith or (iv) willful misconduct. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith on the part of an Issuing Bank or any of its employees, agents, officers or directors (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (c) If an Issuing Bank shall make any Letter of Credit Disbursement, then, unless the Borrower shall reimburse such Letter of Credit Disbursement in full within one Business Day of notice from the Issuing Bank of such Letter of Credit Disbursement, the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit

Disbursement is made to but excluding the date that the Borrower reimburses such Letter of Credit Disbursement, at the rate per annum then applicable to Base Rate Advances; provided that, if the Borrower fails to reimburse such Letter of Credit Disbursement when due pursuant to subsection (a) above, then Section 4.02(b) shall apply. Interest accrued pursuant to this subsection shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender under the Revolving Facility by a withdrawal from its Revolving Credit-Linked Deposit Account pursuant to Section 3.05(c)(ii) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     SECTION 3.09. Letter of Credit Operations. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under an outstanding Letter of Credit to ascertain that the same appear on their face to be in substantial conformity with the terms and conditions of such outstanding Letter of Credit. Such Issuing Bank shall (i) as promptly as possible after such demand for payment give oral notification, confirmed by telecopy, to the Administrative Agent and the Borrower of such demand for payment and (ii) as promptly as possible after such Issuing Bank determines whether such demand for payment was in accordance with the terms and conditions of such outstanding Letter of Credit, give notice in the same manner to the Administrative Agent and such Borrower as to such determination and as to whether such Issuing Bank has made or will make a Letter of Credit Disbursement thereunder, provided that the failure to give such notices shall not relieve any Borrower of its obligation to reimburse such Issuing Bank with respect to any such Letter of Credit Disbursement, and the Administrative Agent shall promptly give each Lender notice thereof.
     SECTION 3.10. Cash Collateralization. If any Event of Default shall occur and be continuing and the Advances shall become due and payable under Article VIII, the Borrower shall, within one Business Day of the date it receives notice from the Administrative Agent or the Lenders therefor, deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to its Letter of Credit Exposure as of such date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations until such Event of Default is cured or waived. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents for the benefit of the Borrower, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account for the benefit of the Borrower. To the extent remaining in such account, moneys in such account shall automatically be applied by the Administrative Agent to reimburse the applicable Issuing Banks and the Lenders under the Revolving Facility for Letter of Credit Disbursements and, if the maturity of the loans under the Revolving Facility has been accelerated, to satisfy the Obligations. The Administrative Agent shall return all such moneys within five Business Days of all such Events of Default being cured or waived.

ARTICLE IV
TERMS OF THE ADVANCES
     SECTION 4.01. Prepayments; Premiums. (a) Optional. The Borrower may, upon at least three Business Days’ written notice to the Administrative Agent (which notice shall be irrevocable, unless it shall be expressly conditioned on a refinancing) stating the proposed date and aggregate principal amount of the prepayment and the Term Advances or Revolving Advances to be prepaid, and after giving such notice the Borrower shall, prepay the outstanding aggregate principal amount of such Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (y) if any prepayment of a LIBOR Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 11.04(c).
          (b) Mandatory. (i) The Borrower shall:
     (A) within three Business Days of receipt by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds from asset sales or other dispositions of property by the Borrower or any Restricted Subsidiary to the extent resulting in Net Cash Proceeds in excess of $10,000,000 for any disposition or series of related dispositions, as set forth in clause (a) of the definition of “Net Cash Proceeds”, prepay an aggregate principal amount of the Term Advances (and, upon prepayment in full of the Term Advances, the Revolving Advances) in an amount equal to 100% of the amount of such Net Cash Proceeds in excess of $10,000,000;
     (B) within three Business Days following receipt by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds from the incurrence or issuance of any Debt by the Borrower or any Restricted Subsidiary to the extent resulting in Net Cash Proceeds in excess of $10,000,000 for any incurrence or issuance or series of related incurrences or issuances, as set forth in clause (b) of the definition of “Net Cash Proceeds”, prepay an aggregate principal amount of the Term Advances (and, upon prepayment in full of the Term Advances, the Revolving Advances) in an amount equal to 100% of the amount of such Net Cash Proceeds in excess of $10,000,000; and
     (C) within three Business Days following receipt by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds from the sale or issuance of any Equity Interests by the Borrower or any Restricted Subsidiary, as set forth in clause (c) of the definition of “Net Cash Proceeds”, prepay an aggregate principal amount of the Term Advances(and, upon prepayment in full of the Term Advances, the Revolving Advances) in an amount equal to 75% of the amount of such Net Cash Proceeds.

     (ii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 11.04(c).
     (iii) Any prepayments of the Revolving Advances pursuant to this Section 4.01(b) shall not be accompanied by a corresponding mandatory permanent reduction of the Total Revolving Credit-Linked Deposit Amount or the Revolving Commitments.
     (c) Premiums. Any repayment of the Term Advances pursuant to this Section 4.01 or Article VIII, other than mandatory prepayments with the Net Cash Proceeds of asset sales or other dispositions of property or of issuances of Equity Interests, and any reduction (including any termination) of the Total Credit-Linked Deposit Amount (i) on or following the Effective Date and prior to the first anniversary of the Effective Date, shall be accompanied by a premium equal to the Applicable Premium of the aggregate principal amount so repaid or prepaid or the amount of such reduction, as the case may be, and (ii) on or following the first anniversary of the Effective Date through the second anniversary of the Effective Date, shall be accompanied by a premium of 1.00% of the aggregate principal amount so repaid or prepaid or the amount of such reduction, as the case may be.
     SECTION 4.02. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Spread in effect from time to time, payable in arrears quarterly on the last Business Day of each quarter during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) LIBOR Advances. During such periods as such Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) Adjusted LIBOR for such Interest Period for such Advance plus (B) the Applicable Spread in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and on the date such LIBOR Advance shall be Converted or paid in full.
          (b) Default Interest. If any principal of or interest on any Advance or any Letter of Credit Disbursement or any fee, premium or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on such overdue amount, effective upon notice from the Administrative Agent or upon the occurrence of any Event of Default under subsection (f) of Article VIII as an increase in the Applicable Spread, at a rate per annum equal to (i) in the case of overdue principal of any Advance, 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 4.02(a), as applicable, payable in arrears on the dates referred to in clause (i) or (ii) of Section 4.02(a), as applicable, and on demand, or (ii) in the case of any other amount, 2% per annum plus the rate applicable to Base Rate Advances pursuant to clause (i) of Section 4.02(a) payable in arrears on the date such amount shall be paid in full and on demand; provided, however, that following the making of the request or the granting of the consent specified by Article VIII to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Article VIII, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.
          (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Term Borrowing or Notice of Revolving Borrowing, a notice of Conversion pursuant to Section 4.04 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.
     SECTION 4.03. Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent, including under the Fee Letter.
     SECTION 4.04. Conversion and Continuation of Advances. (a) Optional Conversion. The Borrower may on any Business Day, upon telephonic or electronic notice (promptly followed by written notice) given to the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 4.05, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of LIBOR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such LIBOR Advances, any Conversion of Base Rate Advances into LIBOR Advances shall be in an amount not less than $5,000,000, no conversion of any Advances shall result in more than 10 separate Borrowings, and each Conversion of Advances shall be made ratably among the relevant Lenders. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into LIBOR Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          (b) Mandatory Continuation or Conversion. (i) On the date on which the aggregate unpaid principal amount of LIBOR Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.
     (ii) If (A) the Borrower shall select a LIBOR Advance but fail to select an Interest Period duration for such LIBOR Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, then such LIBOR Advance shall be made (or continued, as the case may be) with an Interest Period of one month, or (B) the Borrower shall fail to select a Type of Advance, then such Advance shall be made (or with respect to an existing Advance, Converted into) a Base Rate

Advance; provided, that, in either case the Administrative Agent shall notify the Lenders and the Borrower of such Conversion or continuation.
     (iii) Upon the occurrence and during the continuance of any Event of Default upon notice to the Borrower by the Administrative Agent, at the request of the Required Lenders, (x) each LIBOR Advance will, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended.
     SECTION 4.05. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date of this Agreement, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), made or issued after the date of this Agreement, there shall be any increase in the cost to any Lender or Issuing Bank of agreeing to make or of making, funding or maintaining LIBOR Advances or any amount in its Revolving Credit-Linked Deposit Account or of any maintaining or agreeing to maintain any Letter of Credit (excluding, for purposes of this Section 4.05, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 4.07 shall govern) and (y) changes after the date of this Agreement in the basis of taxation of overall net income or overall gross income (and franchise taxes imposed in lieu thereof) by the United States or by the foreign jurisdiction or state under the laws of which such Lender or Issuing Bank is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within 10 days of demand (accompanied by reasonably detailed documentation thereof) by such Lender or Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or Issuing Bank additional amounts sufficient to compensate such Lender or Issuing Bank for such increased cost; provided, however, that before making any such demand, each Lender or Issuing Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender or Issuing Bank, be otherwise disadvantageous to such Lender or Issuing Bank. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender or Issuing Bank, shall be presumptive evidence for all purposes, absent manifest error.
          (b) If, with respect to any LIBOR Advances, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that LIBOR for any Interest Period for such Advances (after taking into account the provisions of this Section 4.05) will not adequately reflect the cost to such Lenders of making, funding or maintaining their LIBOR Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, except to the extent the Borrower withdraws such funding notice or conversion notice, whereupon (i) each LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

          (c) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation issued after the date of this Agreement shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each LIBOR Advance will automatically, to the extent required by such law, regulation or assertion, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.
          (d) In the event that any Lender demands payment of costs or additional amounts pursuant to this Section 4.05 or Section 4.07 or asserts, pursuant to Section 4.05(c), that it is unlawful for such Lender to make LIBOR Advances, then (subject to such Lender’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Advances and Revolving Commitment and Revolving Credit-Linked Deposit in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Advances made by it and the Revolving Credit-Linked Deposit made by it and all accrued and unpaid interest and return and fees thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 4.05, 4.07 and 11.04) and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 11.07.
          (e) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 4.05 shall not constitute a waiver of such Lender or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 4.05 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender or Issuing Bank’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 4.06. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day unless the Administrative Agent, in its sole discretion, shall otherwise determine. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to the relevant Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 11.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents to charge during the continuance of an Event of Default, to the fullest extent permitted by law, against any or all of the Borrower’s accounts (excluding payroll accounts, trust accounts and tax accounts held by the Borrower for the benefit of any Person other than the Borrower or any of its Subsidiaries) with such Lender any amount so due from the Borrower.
          (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on LIBOR or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (except as provided in Section 3.05(d)), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

          (f) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or other amounts to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders and Issuing Banks in accordance with each Lender’s and Issuing Bank’s pro rata share of the outstanding Obligations at such time, in repayment or prepayment of such Obligations as the Administrative Agent shall direct.
     SECTION 4.07. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender, any Issuing Bank or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 4.06 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Bank and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender, such Issuing Bank or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, any Issuing Bank or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 4.07) such Lender, such Issuing Bank or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) The Loan Parties shall indemnify each Lender, each Issuing Bank and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 4.07, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, such Issuing Bank or such Agent (as the case may be) makes written demand therefor (accompanied by reasonably detailed documentation thereof).
          (d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 11.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 4.07, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8EC1 or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender that has certified that it is not a “bank” as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 4.07 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal

Revenue Service Form W-8BEN or W-8EC1 or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 4.07 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
          (g) If any Lender receives a refund in respect of any Taxes or Other Taxes paid by the Borrower (a “Tax Refund”), which in the sole judgment of such Lender is allocable to such payment, it shall promptly pay such Tax Refund to the Borrower net of all out-of-pocket expenses of such Lender incurred in obtaining such Tax Refund; provided, however, that the Borrower agrees to promptly return such Tax Refund to the applicable Lender if it receives notice from the applicable Lender that such Lender is required to repay such Tax Refund. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.
          (h) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any Taxes or Other Taxes incurred more than six months prior to the date that such Lender or Issuing Bank notifies the Borrower of such Taxes or Other Taxes and of such Lender or Issuing Bank’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such Taxes or Other Taxes is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
          (i) Any Lender claiming any additional amounts payable pursuant to this Section 4.07 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     SECTION 4.08. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise to the extent permitted by applicable law, other than as a result of an assignment pursuant to Section 11.07) (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Loan Parties agree that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 4.08 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.
     SECTION 4.09. Use of Proceeds. The proceeds of the Advances shall be used by the Borrower to repay amounts outstanding under the Existing Credit Agreement, for general corporate purposes, working capital financings and to pay fees and expenses associated with the foregoing.
     SECTION 4.10. Evidence of Debt. (a) Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be, payable to the order made by such Lender in a principal amount equal to the Term

Commitment or the Revolving Commitment of such Lender, as the case may be. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
          (b) The Administrative Agent shall, pursuant to Section 11.07(d), maintain the Register in which the accounts of the Lenders (taken together) shall be recorded, including (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof, as well as all transactions with respect to the Revolving Credit-Linked Deposit Account of such Lender.
          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal, interest and other amounts due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
ARTICLE V
CONDITIONS TO EFFECTIVENESS OF LENDING
     SECTION 5.01. Conditions Precedent. Section 2.01 of this Agreement shall become effective on and as of the first Business Day (the “Effective Date”) on which the following conditions precedent have been satisfied or waived, which Business Day shall not be later than January 31, 2007 (and the obligation of each Lender to make an Advance on the Initial Borrowing Date or make its Revolving Credit-Linked Deposit on the Effective Date is subject to the satisfaction or waiver of such conditions precedent before or concurrently with the Effective Date):
     (a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):
     (i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 4.10.
     (ii) Certified copies of the resolutions of the Board of Directors or Executive Committee, as applicable, of each Loan Party approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to each Loan Document to which it is or is to be a party.
     (iii) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.
     (iv) A certificate of each Loan Party signed on behalf of such Loan Party by its President or a Senior Vice President or Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 5.01(a)(iii), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date on which the resolutions referred to in Section 5.01(a)(ii) were adopted and on the Effective Date, (C) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (D) the absence of any event occurring and continuing, or, if applicable, resulting from the initial Borrowing, that constitutes a Default.
     (v) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.
     (vi) A certificate, in form and substance reasonably satisfactory to the Administrative Agent, attesting to the Solvency of the Borrower and its Subsidiaries, taken as a whole, from a Financial Officer.
     (b) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Restricted Subsidiaries, taken as a whole (other than (x) the matters described on Schedule 6.01(g) hereto (the “Disclosed Litigation”), and (y) the matters set forth in the Disclosure Filings or disclosed in writing by the Borrower to the Agents and the Lenders, on or prior to the date hereof), pending or threatened before any Governmental Authority that (i) would be reasonably expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document, and there shall have been no material adverse change in the status, or financial effect on the Borrower, any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 6.01(g) hereto.

     (c) The Borrower shall have paid all accrued fees of the Agents, the Lead Arrangers and the Lenders, and all accrued and invoiced expenses of the Agents (including the reasonable fees and expenses of counsel to the Administrative Agent) to the extent owing and payable, including under the Fee Letter.
     SECTION 5.02. Conditions Precedent to the Initial Borrowing. The obligation of each Lender to make an Advance on the occasion of the initial Borrowing, shall be subject to the further conditions precedent that the Administrative Agent shall have received on or before the Initial Borrowing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):
     (a) A customary insurance broker’s letter, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the insurance carried by the Borrower.
     (b) An opinion of Kirkland & Ellis LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Lenders.
     (c) An opinion of general counsel of the Borrower, in form and substance reasonably satisfactory to the Lenders.
     (d) All documentation and other information required by regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including without limitation the PATRIOT Act, such documentation and information to be received at least five Business Days prior to the Initial Borrowing Date.
     (e) All amounts outstanding under the Existing Credit Agreement shall have been repaid in full before or contemporaneously with the such initial Borrowing, and all commitments thereunder shall have terminated.
     SECTION 5.03. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) or of any Issuing Bank to issue any Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing, and both immediately before and after giving effect thereto, the following statements shall be true:
     (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, immediately before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, in which case as of such specific date,
     (ii) no Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom; and

     (iii) since October 31, 2004 (or, from and after the delivery of the audited financial statements pursuant to Section 7.03 herein for the year then ended, October 31, 2006), there has been no Material Adverse Change.
     SECTION 5.04. Determinations Under Sections 5.01, 5.02 and 5.03. For purposes of determining compliance with the conditions specified in Section 5.01, 5.02 and 5.03, each applicable Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date or the Initial Borrowing Date, as applicable specifying its objection thereto, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     SECTION 6.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
     (a) Each Loan Party and each of its Restricted Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect, and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority to enter into the Loan Documents to which it is a party.
     (b) Set forth on Schedule 6.01(b) hereto is a complete and accurate list of all Loan Parties as of the date hereof, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.
     (c) Set forth on Schedule 6.01(c) hereto is a complete and accurate list of all Restricted Subsidiaries of each Loan Party as of the date hereof, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Restricted Subsidiaries have been validly issued, are owned by such Loan Party or one or more of its Restricted Subsidiaries and, with respect to the Equity Interests in each Loan Party’s Restricted Subsidiaries, free and clear of all Liens other than Permitted Liens and, to the extent applicable, are fully paid and non-assessable (to the extent applicable).
     (d) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party is within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award binding upon any Loan Party, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on any Loan Party, any of its Subsidiaries or any of their properties except, in the case of performance by any such Loan Party, to the extent that such conflict or breach would not be reasonably expected to result in a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. As of the date hereof, no Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect, other than to the extent described in the Disclosure Filings.
     (e) No Governmental Authorization, and no notice to or filing with, any Governmental Authority is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or (ii) the exercise by any Agent or any Lender of its rights under the Loan Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, routine renewals of existing licenses and permits of the Borrower and its Subsidiaries in the ordinary course of business and such filings as may be required under federal and state securities laws for purposes of disclosure.
     (f) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     (g) There is no action, suit, investigation, litigation or proceeding against any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than any shareholder litigation or regulatory investigation arising from the matters described in the Disclosure Filings) or (ii) purports to affect the legality, validity or enforceability of any Loan Document and there has been no material adverse change (other than to the extent disclosed in the Borrower’s filings pursuant to the Securities Exchange Act of 1934, as amended, made and publicly available on or before the date hereof) in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 6.01(g) hereto.
     (h) There has been no Material Adverse Change since October 31, 2004 (or, from and after the delivery of the audited financial statements pursuant to Section 7.03 herein for the year then ended, October 31, 2006); provided, however, the Agents and the Lenders hereby acknowledge that the existence of the matters set forth in the Disclosure Filings shall not be deemed to constitute a misrepresentation hereunder.
     (i) The Consolidated balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries delivered to the Initial Lenders by the Borrower prior to the date hereof, and any additional reporting requirements delivered to the Lenders pursuant to Section 7.03(c) were prepared in good faith.
     (j) No written information, exhibit or report (other than the projections, budgets, estimates, forward-looking information and general market data) about any Loan Party or their Subsidiaries prepared by or on behalf of any Loan Party and furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained, when furnished and taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances under which such statements were made; provided, however, that the Agents and the Lenders hereby acknowledge that the existence of the matters referred to in the Disclosure Filings shall not be deemed to constitute a misrepresentation hereunder.
     (k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (l) No Loan Party is required to be registered as an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

     (m) The Loan Parties and their Subsidiaries, taken as a whole, are Solvent.
     (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.
     (ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Department of Labor and furnished to the Administrative Agent, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.
     (iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any material Withdrawal Liability.
     (iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
     (n) (i) Except as would not reasonably be expected to have a Material Adverse Effect, the operations and properties of each Loan Party and each of its Subsidiaries comply in all respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
     (ii) In each case except as would not reasonably be expected to have a Material Adverse Effect: (A) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (B) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (C) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.
     (iii) In each case except as would not reasonably be expected to have a Material Adverse Effect: (A) neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and (B) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries.
     (o) Each Loan Party and each of its Restricted Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal and material state, local and foreign) required to be filed and, except to the extent not required by Section 7.01(b), has paid all taxes shown thereon to be due, together with applicable interest and penalties.
     (p) Set forth on Part I of Schedule 6.01(p) hereto is a complete and accurate list of all Existing Debt outstanding in a principal amount in excess of $50,000,000 (and excluding any intercompany debt as of the date hereof), showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor. Set forth on Part II of Schedule 6.01(p) is a complete and accurate description as of the date hereof of all defaults under any Existing Debt, other than defaults resulting from the matters disclosed in the Disclosure Filings.
     (q) Set forth on Schedule 6.01(q) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Restricted Subsidiaries securing Debt for Borrowed Money outstanding in a principal amount in excess of $50,000,000 as of the date hereof, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Restricted Subsidiary subject thereto.
     (r) No “ownership change” as defined in Section 382(g) of the Internal Revenue Code, and no event that would result in the application of the “separate return limitation year” or “consolidated return change of ownership” limitations under the Federal income tax consolidated return regulations, has occurred with respect to the Borrower.

ARTICLE VII
COVENANTS OF THE BORROWER
     SECTION 7.01. Affirmative Covenants. So long as any Advance or any other Obligation (other than contingent indemnification obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Restricted Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, in each case except (i) as would not reasonably be expected to have a Material Adverse Effect or (ii) to the extent that such compliance is not possible as a result of the matters described in the Disclosure Filings.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, in each case that, if not paid, could reasonably be expected to result in a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
     (c) Compliance with Environmental Laws. Except in each case as would not reasonably be expected to have a Material Adverse Effect: (i) comply, and cause each of its Restricted Subsidiaries to comply, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew, and cause each of its Restricted Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and (iii) conduct, and cause each of its Restricted Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
     (d) Maintenance of Insurance. Maintain, and cause each of its Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (or self-insurance) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates.

     (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises material and necessary to the conduct of its business; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under this Agreement.
     (f) Visitation Rights. So long as no Event of Default shall have occurred and be continuing, once a year, at any reasonable time during normal business hours with reasonable prior notice, permit any of the Agents, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any Restricted Subsidiaries with any of their officers and, provided that the Borrower is given the opportunity to be present, with their registered public accountants; provided, that following the occurrence of an Event of Default, and so long as such Event of Default shall remain uncured or unwaived, the Borrower shall permit any of the Agents or the Lenders, or any agents or representatives thereof, to conduct visits as described above at any time during normal business hours and on reasonable prior notice as such Agents or Lenders may deem reasonably necessary.
     (g) Keeping of Books. Keep, and cause each of its Restricted Subsidiaries to keep, proper books of record and account, in which full and correct in all material respects entries shall be made of all financial transactions and the assets and business of the Borrower and each such Restricted Subsidiary, in accordance with generally accepted accounting principles in effect from time to time.
     (h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of its business in satisfactory working order and condition, ordinary wear and tear, damage from casualty and loss from condemnation excepted.
     (i) Covenant to Guarantee Obligations. In the event that any Restricted Subsidiary of the Borrower (whether presently existing, or hereafter formed or acquired) shall at any time guarantee any Debt for Borrowed Money in excess of $35,000,000 of the Borrower or a Subsidiary Guarantor, then such Subsidiary shall be a “Guarantor” hereunder, and shall be required to execute and deliver, in each case at the Borrower’s expense:
     (i) within 25 days after the issuing of such a guarantee by such a Subsidiary, cause such Subsidiary to duly execute and deliver to the Administrative Agent a Subsidiary Guaranty Supplement, on substantially the same terms as Article X, guaranteeing the other Loan Parties’ obligations under the Loan Documents; and
     (ii) within 60 days after the issuing of such a guarantee by such a Subsidiary, deliver to the Administrative Agent, upon the request of the

Administrative Agent, acting in its sole discretion, a signed copy of an opinion, addressed to the Administrative Agent, of counsel for the Loan Parties reasonably acceptable in form and substance to the Administrative Agent as to (1) the matters contained in clause (i) above, and (2) such other matters with respect to such Subsidiary as the Administrative Agent may reasonably request.
     (j) Ratings. Use commercially reasonable efforts to maintain a “corporate family” rating for the Borrower by S&P or Moody’s, as applicable, including, without limitation, providing to S&P or Moody’s, as applicable, such information as to its business as S&P or Moody’s, as applicable, may reasonably request.
     (k) Speculative Transactions. In the event that the mark-to-market liability of the Borrower or any Restricted Subsidiary in respect of any speculative transactions exceeds $5,000,000, the Borrower or such Restricted Subsidiary shall promptly close out or unwind such transactions and discharge all liabilities in respect thereof.
     SECTION 7.02. Negative Covenants. So long as any Advance or any other Obligation (other than a contingent indemnification obligation) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, at any time:
     (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any accounts or other right to receive income, except:
     (i) Liens created under the Loan Documents;
     (ii) Permitted Liens;
     (iii) Liens existing on the date hereof;
     (iv) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved and such improvements, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 7.02(b)(ii) at any time outstanding;
     (v) Liens arising under Capitalized Leases permitted under Sections 7.02(b)(iii) and (xviii); provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;
     (vi) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower, or any Restricted Subsidiary, or becomes a Restricted Subsidiary; provided that (x) such merger or consolidation is otherwise permitted under the Loan Documents, and (y) such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Restricted Subsidiary or acquired by the Borrower or such Subsidiary;
     (vii) other Liens securing Debt outstanding in an aggregate principal amount not to exceed $50,000,000 at any time;
     (viii) the replacement, extension or renewal of any Lien permitted above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;
     (ix) Liens incurred pursuant to the Master Intercompany Agreements;
     (x) leases or subleases, licenses, and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Borrower or of any Restricted Subsidiary of the Borrower;
     (xi) Liens arising from filing Uniform Commercial Code financing statements regarding leases;
     (xii) Liens arising to the extent taxes are not required to be paid pursuant to Section 7.01(b);
     (xiii) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Debt under any Hedge Agreements;
     (xiv) Liens securing Permitted Receivables Financings; and
     (xv) Liens on accounts, inventory, related assets and any proceeds thereof of the Borrower and its Subsidiaries securing Debt permitted under Section 7.02(b)(xx).

     (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:
     (i) Debt under the Loan Documents, and any refunding, refinancing or replacement, in whole or in part, of any Debt under the Loan Documents; provided that (A) the direct and contingent obligors on such Debt shall not be changed unless any new obligors execute and deliver to the Agent a Subsidiary Guaranty Supplement pursuant to Section 7.01(i) and (B) the maturity date of such extending, refunding or refinancing Debt shall occur after the Maturity Date;
     (ii) Debt secured by Liens permitted by Section 7.02(a)(iv) not to exceed in the aggregate $25,000,000 at any time outstanding;
     (iii) Capitalized Leases not to exceed in the aggregate $25,000,000 at any time outstanding;
     (iv) the Existing Debt (including Obligations outstanding immediately before the occurrence of the Effective Date that are recharacterized as Debt, in connection with the completion of the audit report for the annual financial statements of the Borrower for each of the 2005 and 2006 Fiscal Years or any restatement of its annual financial statements for the 2004 Fiscal Year or any prior Fiscal Year), and any Debt extending the maturity of, or refunding, replacing or refinancing, in whole or in part, any Existing Debt; provided that (A) the principal amount of such Debt shall not be increased above the principal amount outstanding immediately prior to such extension, refunding or refinancing (plus any expenses or premiums incurred in connection with refinancing, replacing or refunding such Debt), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, (B) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding, replacement, refinancing or replacement Debt, and of any agreement entered into and of any instruments issued in connection therewith, are not materially less favorable to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Existing Debt being extended, refunded or refinanced, (C) any such extension, refunding or refinancing of Existing Debt shall occur not more than one year before the scheduled maturity of such Existing Debt, and (D) the maturity date of such extending, refunding, replacement or refinancing Debt shall occur after the Maturity Date;
     (v) Debt in respect of Hedge Agreements incurred in the ordinary course of business and consistent with prudent business practice;
     (vi) intercompany Debt between the Borrower and/or a Restricted Subsidiary of the Borrower;

     (vii) Subordinated Debt not to exceed in the aggregate $200,000,000 at any time outstanding;
     (viii) other Debt not to exceed in the aggregate $150,000,000 at any time outstanding;
     (ix) Guaranteed Debt of the Loan Parties with respect to (x) obligations of NFC under the Receivables Facility and (y) obligations with respect to the Loan Parties’ financial service operations in Mexico; provided that the aggregate amount of all such Guaranteed Debt shall not exceed the aggregate amount of such Guaranteed Debt outstanding on the date hereof;
     (x) Debt under the Support Agreement;
     (xi) Debt under the Master Intercompany Agreements;
     (xii) Debt under Permitted Receivables Financings;
     (xiii) Debt incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker’s compensation claims or self-insurance;
     (xiv) Debt arising from agreements of the Borrower or a Restricted Subsidiary of the Borrower providing for adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with any acquisition permitted under Section 7.02(f); provided that the amount of such Debt shall not exceed 25% of the total consideration for such acquisition;
     (xv) obligations in respect of performance and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary of the Borrower in respect of obligations arising in the ordinary course of business and not constituting Debt for Borrowed Money;
     (xvi) Debt consisting of notes issued to current or former employees, officers or directors in connection with the redemption or repurchase of Equity Interests held by such Persons in an aggregate amount not in excess of $10,000,000 at any time outstanding;
     (xvii) Debt consisting of take-or-pay obligations contained in supply agreements entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business consistent with past practices;
     (xviii) Debt in respect of any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices;

     (xix) Subordinated Debt owed by the Borrower and/or a Restricted Subsidiary to any Unrestricted Subsidiary;
     (xx) Debt of no more than $200,000,000 under or in respect of an asset-based revolving facility of the Borrower and all or certain of its Subsidiaries;
     (xxi) Guarantees issued by the Loan Parties of Debt otherwise permitted hereunder; and
     (xxii) Investments to the extent constituting Debt (as defined in clause (i) or (j) in the definition of “Debt”) or acquired in connection with Section 7.02(f)(vii).
     (c) Change in Nature of Business. Make, or permit any of its Restricted Subsidiaries to make, any material change in the general nature of its business as carried on at the date hereof; provided, that the Loan Parties and their Restricted Subsidiaries may enter into complementary, ancillary or supportive businesses.
     (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Restricted Subsidiaries to do so, except that:
     (i) any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Restricted Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a direct or indirect Restricted Subsidiary of the Borrower; and provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;
     (ii) as part of any acquisition permitted under Section 7.02(f), any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a direct or indirect Restricted Subsidiary of the Borrower; and provided further that, in the case of any merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor; and
     (iii) as part of any sale or other disposition permitted under Section 7.02(e) (other than clause (ii) thereof), any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;
provided, however, that in each case, immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing.
     (e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Restricted Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any irrevocable option or other right to purchase, lease or otherwise acquire, or permit any of its Restricted Subsidiaries to grant any irrevocable option or other right to purchase, lease or otherwise acquire, any assets, except:
     (i) sales of inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of its business;
     (ii) in a transaction authorized by Section 7.02(d) (other than subsection (iii) thereof);
     (iii) sales, transfers or other dispositions of assets among Loan Parties and their Restricted Subsidiaries;
     (iv) sales, transfers or other dispositions of assets for consideration consisting of at least 75% cash and for fair value;
     (v) sales of assets pursuant to the Master Intercompany Agreements;
     (vi) Sale/Leaseback Transactions with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices;
     (vii) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business;
     (viii) the grant of any license of patents, trademarks, registrations therefor and other similar intellectual property in the ordinary course of business consistent with past practices;
     (ix) the granting of any Lien (or foreclosure thereon) securing Debt to the extent permitted hereunder;
     (x) any sale, transfer or other disposition expressly permitted by Section 7.02(f);
     (xi) any disposition of assets or property in the ordinary course of business to the extent such property or assets are surplus, negligible, obsolete, uneconomical, worn-out or no longer useful in the Borrower’s or any of its Restricted Subsidiaries’ business; and
     (xii) sales of accounts receivable and related assets (including contract rights) to a Finance Subsidiary for the fair market value thereof pursuant to a Permitted Receivables Financing;
provided that in the case of sales of assets pursuant to clause (iv) above, the Borrower shall, on the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash

Proceeds from such sale, prepay the Advances pursuant to, and in the amount set forth in, Section 4.01(b)(i).
     (f) Investments in Other Persons. Make or hold, or permit any of its Restricted Subsidiaries to make or hold, any Investment in any other Person, except:
     (i) (A) Investments by the Borrower and its Restricted Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (B) additional Investments by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries in the form of Letters of Credit issued pursuant hereto to support Obligations of Unrestricted Subsidiaries and (C) additional Investments by the Borrower and any Restricted Subsidiaries in Restricted Subsidiaries; provided, however, that, in the event the Loan Parties sell, lease transfer or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of their assets to one or more Restricted Subsidiaries that are not Loan Parties, the Borrower shall cause such Restricted Subsidiaries to execute and deliver to the Administrative Agent a Subsidiary Guaranty Supplement pursuant to Section 7.01(i);
     (ii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries, as presently conducted in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, and made in compliance with the provisions of the Sarbanes-Oxley Act of 2002;
     (iii) Investments by the Borrower and its Subsidiaries in Cash Equivalents;
     (iv) Investments existing on the date hereof (including any Obligation, asset, contractual or other arrangement, transaction or relationship in effect immediately prior to the date hereof that is recharacterized or newly recognized as an Investment, in connection with the completion of the audit report for the annual financial statements of the Borrower for each of the 2005 or 2006 Fiscal Years or any restatement of its annual financial statements for the 2004 Fiscal Year or any prior Fiscal Year);
     (v) Investments in NFC made pursuant to the Support Agreement to the extent required by the Support Agreement;
     (vi) Investments in Hedge Agreements permitted under Section 7.02(b)(vi);
     (vii) the purchase or other acquisition of a business unit, division or all of the Equity Interests in any other Person that, upon the consummation thereof, will be a Restricted Subsidiary, wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by the Borrower or one or more of its Restricted Subsidiaries of all or substantially all of the property and assets of any Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii):
     (A) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;
     (B) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of the Borrower and its Restricted Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower, if the board of directors is otherwise approving such transaction, or, in each other case, by a Financial Officer of the Borrower);
     (C) unless the Borrower shall have received confirmation from S&P or Moody’s, as applicable, that its then current “corporate family” ratings of the Borrower will not be reduced as a result of such purchase or other acquisition, the total cash and noncash consideration (exclusive of Equity Interests issued or transferred to the sellers of such Person or assets, but including all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Person or assets, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Restricted Subsidiaries pursuant to this clause (vii), shall not exceed $350,000,000;
     (D) (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower, its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.04, such compliance to be determined on the basis of audited financial statements of such Person or assets as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and
     (E) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.
     (viii) Investments pursuant to the Master Intercompany Agreements;
     (ix) Investments in a Finance Subsidiary pursuant to a Permitted Receivables Financing;
     (x) Investments in Permitted Joint Ventures; provided that, prior to making such Investment, the Borrower shall have received confirmation from S&P or Moody’s, as applicable, that the corporate family ratings then applicable to the Borrower will not be reduced as a result of such Investment;
     (xi) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;
     (xii) Investments received as consideration for asset dispositions permitted pursuant to Section 7.02(e);
     (xiii) Investments for which the sole consideration provided is Equity Interests of the Borrower;
     (xiv) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization, restructuring, workout or similar arrangement of such trade creditor, supplier or customer or upon the compromise of any debt created in the ordinary course of business owning to the Borrower or a Subsidiary, whether through litigation, arbitration or otherwise;
     (xv) Investments in Navistar Financial Corporation, Arrendadora Financiera Navistar S.A. de C.V., Servicios Financieros Navistar S.A. de C.V., Servicios Financieros NFC, S.A. de C.V. or Navistar Commercial, S.A. de C.V. having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xv) that are at that time outstanding not to exceed $25,000,000;
     (xvi) other Investments in an aggregate amount not to exceed $25,000,000 (measured on the date each Investment was made without giving effect to subsequent changes in value);
     (xvii) loans or advances to, guarantees in favor of, and other extensions of credit to customers and suppliers in the ordinary course of business in an aggregate amount not to exceed $25,000,000 at any time outstanding; and

     (xviii) Guaranteed Debt otherwise permitted under Section 7.02(b) to the extent constituting an Investment.
     (g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Restricted Subsidiaries to do any of the foregoing, or permit any of its Restricted Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, except that:
     (i) the Borrower (A) may declare and pay dividends and make distributions payable only in common stock of the Borrower, and (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 4.01(b), may purchase, repurchase, redeem, retire, defease or otherwise acquire shares of its Equity Interests with the proceeds received contemporaneously from the issue of new shares of its Equity Interests with equal or inferior voting powers, designations, preferences and rights;
     (ii) so long as no Event of Default shall have occurred and be continuing, the Borrower may (A) declare and pay cash dividends to its stockholders, and (B) purchase, repurchase, redeem, retire, defease or otherwise acquire shares of its Equity Interests (including purchases of stock from current or former employees, employees’ spouses, estates or estate planning vehicles in accordance with the terms of employee stock purchase plans), in an aggregate amount not to exceed $50,000,000 annually;
     (iii) any Restricted Subsidiary may declare and pay dividends or distributions to the Borrower or to any Restricted Subsidiary (of the Borrower) of which it is itself a Subsidiary;
     (iv) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represents a portion of the exercise price thereof or tax withholding related to the exercise of such stock options; and
     (v) payments not to exceed $10,000,000 per annum in the aggregate to enable the Borrower to make payments to holders of its Equity Interests in lieu of issuance of fractional shares of its Equity Interests.
     (h) Accounting Changes. Make or permit, or permit any of its Restricted Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required (x) by generally accepted accounting principles, or (y) to rectify the matters disclosed in the Disclosure Filings or (ii) Fiscal Year.
     (i) Prepayments, Etc., of Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (A) the prepayment of the Advances in accordance with the terms of this Agreement, (B) regularly scheduled or required repayments or redemptions of Existing Debt, (C) any prepayments or redemptions of Existing Debt in connection with a refunding or refinancing of such Existing Debt permitted by Section 7.02(b)(iv), (D) the repayment or prepayment of the amounts under, and in accordance with, documentation with respect to Debt permitted by Section 7.02(b)(iii), (E) the repayment or prepayment of the amounts under, and in accordance with, documentation with respect to Debt permitted by Section 7.02(b)(xviii), (F) the repayment or prepayment of the amounts under, and in accordance with, documentation with respect to Debt permitted by Section 7.02(b)(xx) and (G) any prepayment or redemption of Debt in an amount not to exceed $15,000,000 or (2) amend, modify or change in any manner which would have a Material Adverse Effect or make the term or conditions of such Existing Debt more onerous, any term or condition of any Existing Debt or permit any of its Restricted Subsidiaries to do any of the foregoing other than (A) to prepay any Debt payable to the Borrower, and (B) the prepayment of the Receivables Facility in accordance with its terms.
     (j) Negative Pledge. Enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except prohibitions or conditions under (A) any Existing Debt, or (B) any purchase money Debt permitted by Section 7.02(b)(ii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease permitted by Section 7.02(b)(iii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (D) any Debt outstanding on the date any Person first becomes a Restricted Subsidiaries of the Borrower (so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiaries of the Borrower), (E) the Support Agreement, (F) the Shy Settlement, (G) agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (H) leases, subleases or licenses, sublicenses or service contracts restricting the assignment thereof, (I) any agreement in effect at the time any Person becomes a Subsidiary of the Borrower or a Guarantor, provided that such agreement was not entered in contemplation of such Person becoming a Subsidiary, (J) any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Finance Subsidiary arising in connection with a Permitted Receivables Financing, provided, that any such encumbrances and restrictions apply only to such Finance Subsidiary, (K) any agreement in effect on the date hereof as any such agreement is in effect on such date, (L) the documentation with respect to the Debt permitted by Section 7.02(b)(xx) or (M) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person.
     (k) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Restricted Subsidiaries to do so, other than any Restricted Subsidiaries, the sole assets of which consist of its interest in such partnership or joint venture.
     (l) [Reserved].
     (m) Payment Restrictions Affecting Restricted Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Borrower or any Restricted Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Existing Debt, (iii) any agreement in effect at the time a Person first became a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iv) the Support Agreement, (v) the Shy Settlement, (vi) agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (vii) leases, subleases or licenses, sublicenses or service contracts restricting the assignment thereof, (viii) any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Finance Subsidiary arising in connection with a Permitted Receivables Financing, provided, that any such encumbrances and restrictions apply only to such Finance Subsidiary, (ix) any agreement in effect on the Effective Date as any such agreement is in effect on such date, and (x) documentation with respect to Debt permitted pursuant to Section 7.02(b)(xx) and (xi) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the payment of dividends from such partnership, limited liability company, joint venture or similar Person.
     (n) Transactions with Affiliates. Conduct, or permit any of its Restricted Subsidiaries to conduct, any transactions with an Affiliate otherwise permitted under the Loan Documents on terms that are not fair and reasonable, and no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than such Person would obtain in a comparable arm’s length transaction, other than (i) transactions among the Borrower and its Restricted Subsidiaries, (ii) transactions entered into pursuant to the terms of the Master Intercompany Agreements, the Tax Allocation Agreements or the Support Agreement and (iii) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary as determined in good faith by the Borrower’s Board of Directors or senior management.
     (o) Unrestricted Subsidiaries. Incur, or permit any Restricted Subsidiary to incur any Guaranteed Debt in respect of Debt of any Unrestricted Subsidiary except pursuant to (i) the terms of the Master Intercompany Agreements, the Tax Allocation

Agreements or the Support Agreement, (ii) the Receivables Facility and (iii) Permitted Receivables Financing, or permit any Unrestricted Subsidiary to incur any Guaranteed Debt in respect of any Debt of the Borrower or any Restricted Subsidiary except pursuant to (i) the terms of the Master Intercompany Agreements, the Tax Allocation Agreements or the Support Agreement, (ii) the Receivables Facility and (iii) Permitted Receivables Financing.
     SECTION 7.03. Reporting Requirements. So long as any Advance or any other Obligation (other than contingent indemnification obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Agents:
     (a) Default Notice. As soon as possible and in any event within five Business Days after a Responsible Officer has knowledge of the occurrence of each Default, a statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.
     (b) Annual Financials. Until the Borrower has first filed with the SEC each of its annual reports on Form 10-K and each of its quarterly reports on Form 10-Q then required to be filed under Section 13 of the Exchange Act, promptly upon the filing by the Borrower with the SEC of its annual report on Form 10-K for any Fiscal Year, and thereafter within 90 days after the end of each Fiscal Year completed thereafter, a copy of the annual report for such Fiscal Year for the Borrower and its Subsidiaries, including therein (i) Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and (ii) a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case prepared in accordance with Rule 3-10 of Regulation S-X, consistent with the Borrower’s past practice (unless otherwise required to conform with the results of the audit or changes in GAAP), on the basis of management’s good faith calculations and fairly presenting in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of operations of the Borrower and its Subsidiaries for the period ended on such date and accompanied by (A) in the case of the annual report for a Fiscal Year ending on or after October 31, 2007, a certificate of a Financial Officer of the Borrower stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (B) if otherwise available, (1) an audit report opinion of KPMG or other registered public accounting firm of recognized standing, and (2) a report of such registered public accounting firm as to the internal controls of the Borrower required under Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, that (I) in the event the Borrower is able to comply with the provisions of clauses (B)(1) and (2) above in respect of a Fiscal Year ending on or after October 31, 2007 and (II) such registered public accounting firm otherwise agrees (which agreement the Borrower agrees to use commercially reasonable efforts to obtain), such financial statements shall also be accompanied by (x) a certificate of such registered public accounting firm stating that in the course of such regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Default under Section 7.04 has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default under Section 7.04 has occurred and is continuing, a statement as to the nature thereof, and (y) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accounting firm in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 7.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of its financial statements to GAAP.
     (c) Other Financials.
     (i) Quarterly Financials. Until the Borrower has first filed with the SEC each of its annual reports on Form 10-K and each of its quarterly reports on Form 10-Q then required to be filed under Section 13 of the Exchange Act, promptly upon the filing by the Borrower with the SEC of its report on Form 10-Q for any Fiscal Quarter and thereafter within 45 days after the end of each of the first three quarters of each Fiscal Year commencing with the first Fiscal Quarter completed thereafter, (i) a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, (ii) a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such quarter, and (iii) a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all prepared in accordance with Rule 3-10 of Regulation S-X, consistent with the Borrower’s past practice (unless otherwise required to conform with the results of the audit or changes in GAAP), on the basis of management’s good faith calculations and fairly presenting in all material respects, subject to year end audit adjustments and the absence of footnotes, the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such date, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by a Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (A) in the case of financial statements for any Fiscal Quarter ended on or after the Effective Date, a certificate of said officer stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (B) a schedule of the computations used by the Borrower in determining compliance with the covenants contained in Section 7.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.

     (ii) Special Reporting. As soon as available, and in any event within 30 days after the end of each month commencing with the month of February 2007, monthly management financial reports in respect of the sales and income by segment and cash balances, Debt, Capital Expenditures and depreciation and amortization of the Borrower and its Restricted Subsidiaries prepared in a manner consistent with the Borrower’s past practices (unless otherwise noted or required to conform with the restatement of the audit or changes in GAAP) and on the basis of management’s good faith calculations, in such form and detail reasonably satisfactory to the Administrative Agent (including, without limitation, any financial information prepared in accordance with generally accepted accounting principles to determine compliance with the covenants hereunder); provided, however, that such reporting shall not be required so long as the Borrower has filed all reports with the Securities and Exchange Commission required pursuant to Section 13 of the Exchange Act.
     (iii) Special Reporting, Quarterly Financials. As soon as available, and in any event within 60 days after the end of each fiscal quarter (other than the last Fiscal Quarter of a Fiscal Year) or 90 days after the end of the last fiscal quarter of a Fiscal Year, commencing with the Fiscal Quarter ended October 31, 2006, quarterly condensed manufacturing balance sheet and income statement of the Borrower and its Consolidated Subsidiaries, with its finance subsidiaries included on an equity basis, prepared in a manner consistent with the Borrower’s past practices (unless otherwise noted or required to conform with the restatement of the audit or changes in GAAP) and on the basis of management’s good faith calculations.
The Lenders acknowledge that the financial information delivered pursuant to paragraphs (ii) and (iii) above will be preliminary and unaudited and will be prepared by management based on current data then available in a manner consistent with past practices (unless otherwise noted or required to conform with the restatement of the audit or changes in the GAAP), will not have been reviewed by the Borrower or the Borrower’s independent accountants, and when the accounting review in connection with the audit of the annual report for Fiscal Years 2005 and 2006 is complete, the information provided may differ from such annual report and such difference may be material.
     (d) Litigation. Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority against any Loan Party or any of its Subsidiaries of the type described in Section 6.01(g).
     (e) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 7.03.

     (f) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 15 Business Days after any Loan Party or any ERISA Affiliate knows that any ERISA Event has occurred, a statement of a Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto, and (B) promptly and in any event within 10 Business Days after the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
     (ii) Plan Terminations. Promptly and in any event within 15 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each written notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
     (iii) Plan Annual Reports. Promptly upon the request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.
     (iv) Multiemployer Plan Notices. Promptly and in any event within 15 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each written notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).
     (g) Environmental Conditions. Promptly after the assertion or occurrence thereof, written notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.
     (h) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Restricted Subsidiaries and containing such additional information as any Agent may reasonably specify.
     (i) Other Information. Such other information respecting the business, financial condition, operations, performance, or properties of any Loan Party or any of its Restricted Subsidiaries as any Agent may from time to time reasonably request.
     SECTION 7.04. Financial Covenant. So long as any Advance or any other Obligation (other than contingent indemnification obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain for each Measurement Period a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0.

ARTICLE VIII
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same shall become due and payable; or
     (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
     (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 4.09, 7.01(e), (f), (i) or (j), 7.02, 7.03(a) or (d), or 7.04; or
     (d) any Loan Party shall fail to perform or observe (x) any term, covenant or agreement contained in Section 7.03(b), (c), (e), (f), (g), or (h) or (y) any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 5 days (in the case of the foregoing clause (x)) or 30 days (in the case of the foregoing clause (y)) after the earlier of the date on which (A) any Responsible Officer of a Loan Party becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by any Agent or any Lender; or
     (e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt for Borrowed Money of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $50,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature, provided that in the case of the Receivables Facility, so long as the Receivables Facility shall not have been accelerated, any such event or condition shall have continued for a period of ten Business Days; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that (i) none of the events described in this subsection (e) of Article VIII, to the extent set forth in the Disclosure Filings or as further disclosed in writing by the Borrower to the Agents and the Lenders on or prior to the date hereof shall constitute an Event of Default hereunder and (ii) any defaults under sale-lease back transactions entered into prior to February 9, 2006 arising from any financial reporting requirements, so long as no amounts thereunder have been accelerated, shall not constitute an Event of Default hereunder; or
     (f) any Loan Party or any of its material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f) of Article VIII; or
     (g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $50,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (i) any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it (other than as a result of any Lender’s action or inaction), or any such Loan Party shall so state in writing; or
     (j) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an

ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000; or
     (k) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $2,500,000 per annum; or
     (l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or
     (m) the Obligations of the Loan Parties under the Loan Documents shall fail to constitute “Senior Debt” under the terms of any Subordinated Debt; or
     (n) a Change of Control shall occur;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances or of any Issuing Bank to issue a Letter of Credit to be terminated, whereupon the same shall forthwith terminate; and (ii) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable by the Borrower under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Advances and of any Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE IX
THE AGENTS
     SECTION 9.01. Authorization and Action. (a) Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.
          (b) Any Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 9.01(b) in the absence of such Agent’s gross negligence or willful misconduct.
     SECTION 9.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct or the directors, officers, agents or employees of the Agent to the extent acting at the direction of the Agent. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party and shall not be deemed to have notice or knowledge of a Default or Event of Default unless it receives a written notice from the Borrower expressly stating that a Default or Event of Default has occurred; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.
     SECTION 9.03. JPMorgan Chase Bank and Affiliates. With respect to its Commitments, the Advances made by it and any Notes issued to it, JPMorgan Chase Bank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though each were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMorgan Chase Bank in individual capacities. JPMorgan Chase Bank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if JPMorgan Chase Bank was not an Agent and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.
     SECTION 9.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 6.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     SECTION 9.05. Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent, arising solely in such Agent’s capacity as an Agent hereunder and under the other Loan Documents, or any action taken or omitted by such Agent solely in its capacity as an Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 11.04, to the extent that such Agent, acting solely in its capacity as an Agent hereunder, is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
          (b) For purposes of this Section 9.05, each Lender’s ratable share of any amount shall be determined, as at the incurrence of the relevant Indemnified Costs, according to its share of the aggregate principal amount of the Advances outstanding at such time, the aggregate Revolving Credit-Linked Deposits at such time and the aggregate participation in the Letter of Credit Disbursements at such time. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
     SECTION 9.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Required Lenders and the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 9.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders and the Borrower appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Upon the effectiveness of the resignation or removal of the Administrative Agent, the retiring Administrative Agent may, at its option (i) transfer the management of all then existing Revolving Credit-Linked Deposit Accounts to the successor Administrative Agent or (ii) close all such Revolving Credit-Linked Deposit Accounts upon the establishment of new Revolving Credit-Linked Deposit Accounts with the successor Administrative Agent (and the successor Administrative Agent shall establish such new accounts) and transfer all amounts on deposit in such Revolving Credit-Linked Deposit Accounts to such new accounts.

ARTICLE X
GUARANTY
     SECTION 10.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including, without limitation, reasonable fees and out-of-pocket expenses of counsel) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) Each Subsidiary Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Subsidiary Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.
     SECTION 10.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this

Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and to the extent permitted by applicable law, each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
     (c) any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
     (d) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
     (e) any failure of any Lender or affiliate thereof to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender (each Guarantor waiving any duty on the part of the Lenders to disclose such information);
     (f) the failure of any other Person to execute or deliver this Agreement, any Subsidiary Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
     (g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety, in each case other than payment or performance of the Guaranteed Obligations (other than contingent indemnification obligations).
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
     SECTION 10.03. Waivers and Acknowledgments. (a) To the extent permitted by applicable law, each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person.
          (b) To the extent permitted by applicable law, each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) To the extent permitted by applicable law, each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person, and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
          (d) To the extent permitted by applicable law, each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender.
          (e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 10.02 and this Section 10.03 are knowingly made in contemplation of such benefits.
     SECTION 10.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against the Borrower, any other Loan Party or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than contingent indemnification obligations) and all other amounts payable under this Guaranty shall have been paid in full, and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full of the Guaranteed Obligations (other than contingent indemnification obligations) and all other amounts payable under this Guaranty and (b) the termination of the

Commitments and the Total Revolving Credit-Linked Deposit Amount, such amount shall be received and held for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, to the extent matured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations (other than contingent indemnification obligations) and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the termination of the Commitments and the Total Revolving Credit-Linked Deposit Amount shall have occurred, the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
     SECTION 10.05. Subsidiary Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement on substantially the same terms as this Article X (each, a “Subsidiary Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Subsidiary Guarantor” and shall become and be a Subsidiary Guarantor hereunder, and each reference in this Guaranty to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Subsidiary Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Subsidiary Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Subsidiary Guaranty Supplement.
     SECTION 10.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 10.06:
     (a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, until the Required Lenders provide written notice, any Guarantor may demand, accept or take any action to collect any payment on account of the Subordinated Obligations. Once all such Events of Default are cured or waived, each Guarantor automatically has the right to receive such payment.
     (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations

(including all Post-Petition Interest) (other than contingent indemnification obligations) before such Guarantor receives payment of any Subordinated Obligations.
     (c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations for the benefit of the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
     (d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its reasonable discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).
     SECTION 10.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations (other than contingent obligations) and all other amounts payable under this Guaranty (other than contingent obligations), and (ii) the termination of the Commitments, (b) be binding upon each Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it, any Note or Notes held by it and its Revolving Credit-Linked Deposit Amount) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 11.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

     (i) change the percentage in the definition of the “Required Lenders,”
     (ii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders (unless otherwise permitted hereunder),
     (iii) amend the definition of “Maturity Date” or otherwise extend the Maturity Date, or
     (iv) amend this Section 11.01,
and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:
     (i) increase the Commitments of a Lender without the consent of such Lender;
     (ii) reduce the principal of, or stated rate of interest or return on, the Advances or the Revolving Credit-Linked Deposit Account owed to a Lender (except for Default Interest and as provided in the definition of “Applicable Spread”) or any fees, call premiums or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; or
     (iii) postpone any date scheduled for any payment of principal of, or interest on, the Advances or payments in respect of the Revolving Credit-Linked Deposits or any date fixed for any payment of fees, call premiums or other amounts hereunder in each case payable to a Lender without the consent of such Lender;
provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.
     SECTION 11.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, or (y) as and to the extent set forth in Section 11.02(b) and in the proviso to this Section 11.02(a), in an electronic medium and delivered as set forth in Section 11.02(b), if to any Loan Party, to the Borrower at its address at 4201 Winfield Road, Warrenville, Illinois 60555, Attention: Treasurer, Fax: 630 753-2305, E-mail Address: terry.endsley@nav-international.com; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at JPMorgan Chase Bank, N.A., Agent Bank Services Group, 1111 Fanin Street, 10th Floor, Houston, Texas 77007, Attention: Alice Telles (Fax: 713-750-2938) with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 15th Floor, New York, New York 10017, Attention: Vincent Bolognini (Fax: 212-270-4016); or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 11.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall (i) when telegraphed, telecopied, or (if permitted) e-mailed, be effective when delivered to the telegraph company, transmitted by telecopier or (if permitted) sent by electronic communication, respectively, and (ii) when transmitted by mail, be effective five Business Days after being mailed, except that notices and communications to any Agent pursuant to Article II, III, IV or IX shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.
          (b) The Borrower hereby agrees that it will provide to the Administrative Agent, for the benefit of the other Agents and the Lenders, all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent reasonably requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and potential Lenders and participants by posting the Communications on IntraLinks, Syndtrak, the internet, e-mail or a substantially similar electronic transmission system (the “Platform”).
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING,

WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR SUCH AGENT PARTY’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT PARTY’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR A MATERIAL BREACH OF THE TERMS HEREOF.
          (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
     SECTION 11.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 11.04. Costs and Expenses. (a) The Borrower agrees to pay within (x) one Business Day (in the case of demands prior to the Initial Borrowing Date) and (y) ten Business Days (in the case of demands thereafter) after written demand (which includes documentation reasonably supporting such request) (i) all reasonable out-of-pocket costs and expenses of the Agents in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and out-of-pocket expenses of one counsel for the Agents with respect thereto, with respect to advising the Agents as to their rights and responsibilities, or the protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Restricted Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all out-of-pocket costs and expenses of the Agents and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and each Lender with respect thereto; provided that the Borrower shall only be required to reimburse the fees and expenses of one legal counsel to the extent no conflict exists).
          (b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender and each of their respective Affiliates, successors and permitted assigns, and their respective officers, directors, employees, agents, members, controlling persons and advisors (each, an “Indemnified Party”) from and against, and shall pay within ten Business Days of written demand, any and all claims, damages, actual losses, liabilities and expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any transaction by the Borrower or any of its Restricted Subsidiaries or Affiliates, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except (i) to the extent such claim, damage, loss, liability or expense is determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or its officers, directors, employees or agents to the extent acting at the direction of such Indemnified Party, (ii) from a material breach of a Loan Document by such Indemnified Party or (iii) that the dispute is solely between Indemnified Persons or their respective officers, affiliates, directors, employees, agents, advisors, controlling persons, members and successors and permitted assigns, except in respect of any agent under the Facilities, in its capacity as an Agent. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions set forth in the Loan Documents are consummated, but excluding from this indemnity any disputes which are solely between or among Indemnified Parties, except in respect of any Agent in its capacity as an Agent hereunder). The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.
          (c) If any payment of principal of, or Conversion of, any LIBOR Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 4.01, 4.04(b)(i) or 4.05(c), acceleration of the maturity of the Advances pursuant to Article VIII or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 11.07 as a result of a demand by the Borrower pursuant to Section 4.05(d), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 3.03 or 4.01 or Article VIII or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.
          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 4.05 and 4.07 and this Section 11.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
     SECTION 11.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Article VIII to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Article VIII, each Agent and each Lender and each of their respective Related Parties (as defined below) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final, but excluding payroll accounts and trust accounts held by the Borrower for the benefit of a Person other than the Borrower or any of its Subsidiaries) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Related Party to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Related Parties under this Section 11.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Related Parties may have. “Related Party” means, with respect to any Agent or Lender, (i) any Person of which such Agent or Lender is a direct or indirect Subsidiary and (ii) each other direct or indirect Subsidiary of such Person.
     SECTION 11.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.
     SECTION 11.07. Assignments and Participations. (a) Each Lender may, and so long as no Event of Default shall have occurred and be continuing, shall, following a demand made by the Borrower pursuant to Section 4.05(d) upon at least five Business Days’ written notice from the Borrower to such Lender and the Administrative Agent, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it and its Revolving Credit-Linked Deposit Amounts); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facilities; (ii) the aggregate amount of the Term Advances or Revolving Credit-Linked Deposit Amounts being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 and shall be an integral multiple thereof (or such lesser amount as may be approved by the Administrative Agent), provided, that for purposes of this Section 11.07(a)(ii), the Term Advances and Revolving Credit-Linked Deposit Amounts held by Affiliates and related Approved Funds may be aggregated; (iii) each such assignment shall be to an Eligible Assignee; (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 4.05(d) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement; (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 4.05(d) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender and its Revolving Credit-Linked Deposits, together with accrued interest or return thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement; (vi) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lenders that syndication of the Commitments hereunder has been completed; and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and shall deliver to the Administrative Agent any Notes subject to such assignment. Without the consent of the Borrower and the Administrative Agent, the Revolving Credit-Linked Deposits of any Lender shall not be released in connection with any assignment by such Lender, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Section 3.01 to satisfy such assignee’s obligations in respect of Revolving Advances and participation in Letters of Credit. Each Lender agrees that immediately prior to such assignment (x) the Administrative Agent shall establish a new Revolving Credit-Linked Deposit Account in the name of such assignee, (y) unless otherwise consented by the Administrative Agent, a corresponding portion of the amount on deposit in the Revolving-Credit Linked Deposit Account of the assignor Lender shall be purchased by the assignee and shall be transferred from the assignor’s Revolving Credit-Linked Deposit Account to the assignee’s Revolving Credit-Linked Deposit Account and (z) if after giving effect to such an assignment the aggregate amount of the Revolving Credit-Linked Deposit Account of the assignor Lender shall be $0, the Administrative Agent shall close the Revolving Credit-Linked Deposit Account of such assignor Lender.
          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 4.05, 4.07 and 11.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, as the case may be.
          (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, and the Revolving Credit-Linked Deposit of, each Lender from time to time (the “Register”). The entries in the Register shall be presumptive evidence for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the relevant Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the relevant Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.
          (f) [Reserved].
          (g) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it and its Revolving Credit-Linked Deposit Amount); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent (A) would reduce the principal of, or interest on, the Advances (except Default Interest) or any fees, call premiums or other amounts payable hereunder, in each case to the extent subject to such participation, (B) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees, call premiums or other amounts payable hereunder, in each case to the extent subject to such participation, or (C) release all or substantially all of the value of the Guaranties (except to the extent otherwise permitted herein).

          (h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any Confidential Information received by it from such Lender and be bound by the terms of the confidentiality provisions contained in Section 11.10.
          (i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it and its Revolving Credit-Linked Deposit Amount) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          (j) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it and its Revolving Credit-Linked Deposit Amount to any creditor of or the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such creditor or trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (k) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance or any Revolving Credit-Linked Deposit Amount that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance or any Revolving Credit-Linked Deposit Amount and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance or such Revolving Credit-Linked Deposit Amount, the Granting Lender shall be obligated to make such Advance or such Revolving Credit-Linked Deposit Amount pursuant to the terms hereof. The making of an Advance or such Revolving Credit-Linked Deposit Amount by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance or such Revolving Credit-Linked Deposit Amount were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 4.05 and 4.07 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, and without paying any processing fee therefor, assign all or any portion of its interest in any

Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.
     SECTION 11.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
     SECTION 11.09. [Reserved].
     SECTION 11.10. Confidentiality. (a) Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the prior consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to any pledgee referred to in Section 11.07(j) and to any actual or prospective Eligible Assignees and participants, and then only on a confidential basis and subject to the agreement of any such prospective Eligible Assignee, participant or pledgee with the substance of the provisions of this Section 11.10 in writing or through electronic confirmation, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall agree to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document; provided, that, prior to any disclosure pursuant to clause (b) or, other than the case of any litigation between the Borrower and its Subsidiaries, on the one hand, and such Agent, Lender or Affiliate, on the other, clause (e) hereof, such Agent or such Lender shall use commercially reasonable efforts to provide the Borrower with prior notice thereof.
          (b) Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower the other Loan Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
          (c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and the other Loan Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
     SECTION 11.11. [Reserved].
     SECTION 11.12. PATRIOT Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act. The Borrower shall, and shall cause each of the other Loan Parties to, provide such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the PATRIOT Act.
     SECTION 11.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a non-appealable final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     SECTION 11.14. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
     SECTION 11.15. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER, THE AGENTS, THE ARRANGER AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, OR THE ACTIONS OF THE ARRANGER, ANY AGENT

OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NAVISTAR INTERNATIONAL CORPORATION
By	/s/ TM Endsley
	Name:	Terry M. Endsley
	Title:	Senior Vice President and Treasurer

INTERNATIONAL TRUCK AND ENGINE CORPORATION, as a Guarantor
By	/s/ TM Endsley
	Name:	Terry M. Endsley
	Title:	Senior Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Initial Lender
By	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner
By	/s/ John C. Riordan
	Name:	John C. Riordan
	Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Initial Lender
By	/s/ SoVonna Day-Goins
	Name:	SoVonna Day-Goins
	Title:	Managing Director

By	/s/ Adam Forchheimer
	Name:	Adam Forchheimer
	Title:	Director

CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arranger, and Joint Bookrunner, and Syndication Agent
By	/s/ SoVonna Day-Goins
	Name:	SoVonna Day-Goins
	Title:	Managing Director

BANC OF AMERICA BRIDGE LLC, as Initial Lender
By	/s/ John M. Rote
	Name:	John M. Rote
	Title:	Managing Director

BANC OF AMERICA SECURITIES LLC, as Joint Lead Arranger and Co-Documentation Agent
By	/s/ John M. Rote
	Name:	John M. Rote
	Title:	Managing Director

CITICORP NORTH AMERICA, INC., as Initial Lender
By	/s/ Fancesco A. Delvecchio
	Name:	Fancesco A. Delvecchio
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC., as Co-Documentation Agent
By	/s/ Fancesco A. Delvecchio
	Name:	Fancesco A. Delvecchio
	Title:	Director

Schedule I
Commitments and Applicable Lending Offices

Name of Initial Lender	Commitment	Domestic Lending Office
JPMorgan Chase Bank, N.A.	$468,750,000	1111 Fannin St., 10th Floor Houston, Texas 77002

Credit Suisse	$468,750,000	11 Madison Ave New York, New York 10010

Banc of America Bridge LLC	$375,000,000	On File

Citicorp North America, Inc.	$187,500,000	388 Greenwich Street New York, New York 10013

Schedule II
Subsidiary Guarantors (as of the date hereof)
International Truck and Engine Corporation

Schedule III
Unrestricted Subsidiaries
1.	Navistar Financial Corporation.

2.	NFC Securitization Trusts

3.	Navistar Leasing Company

4.	Arrendadora Financiera Navistar S.A. de C.V.

5.	Servicios Financieros Navistar S.A. de C.V.

6.	Servicios Financieros Corporativos NFC, S.A. de C.V.

7.	Harbour Assurance Company of Bermuda Limited.

8.	Navistar Leasing Services Corporation f/k/a Harco Leasing Company, Inc.

9.	Grimsby Insurance Co. Ltd.

10.	Navistar Acceptance Corporation Limited.

11.	Navistar Comercial, S.A. de C.V.

12.	International Truck and Engine Corporation US Holding Company, LLC.

13.	International Truck and Engine Corporation Cayman Islands Holding Corporation.

14.	International Truck and Engine Investments Corporation.

15.	Blue Diamond Truck, S. de R.L. de C.V.

16.	Blue Diamond Parts, LLC

17.	International Dealcor Operations, Ltd.

18.	Diamond Force Engineering LLC

19.	International Truck and Engine Mauritius Holding Ltd.

20.	All subsidiaries owned as of the Closing Date by the Loan Parties or one of its Restricted Subsidiaries or acquired by the Loan Parties or one of its Restricted Subsidiaries after the Closing Date and their respective subsidiaries, in each case, whose principal business is a dealership of the International Truck and Engine Corporation or a parts and service center, including, without limitation, Archway International Trucks, LLC, Brickyard International Trucks, LLC, Cedar River International Trucks, Inc. (dba Hawkeye International Trucks), Central Maryland International Trucks, LLC, Chicago International Trucks, LLC, Co-Van International Trucks Inc., Freedom International

Trucks of New Jersey, Inc., Garden State International Trucks, Inc. , Great Lakes International Trucks LLC, I-10 International Trucks, Inc. d/b/a McCandless International Trucks of Arizona, KCR International Trucks, LLC, Northland International Trucks, LLC, Patriot International Trucks, LLC, Prairie International Trucks, Inc., Rocky Mountain International Trucks, Inc. d/b/a McCandless International Trucks of Colorado, Brickyard Parts & Service of Brazil, LLC, Carolina International Trucks of Anderson LLC, Chicago International of Bolingbrook LLC, Diamond International Trucks (Fort McMurray) Ltd., Parts and Service Ventures, Inc., Parts and Service Ventures Canada, Inc., 1200698 Alberta Ltd., Distribuidora De Camiones International, S. de R.L. de C.V., Western Michigan International Trucks, LLC, East Coast International Trucks, Inc., Western Toronto International Trucks, Inc., West Island International Trucks, Inc., Piedmont International Trucks, LLC, Cascadia International, LLC, Kile International Trucks, Inc. d/b/a Cumberland International Trucks, Mid-Atlantic Truck Centre, Inc., Power City International Trucks, Inc., Chicago International Trucks of Carol Stream, LLC, International Parts and Service of South Jersey, LLC, Maudlin International Parts and Service of Daytona Beach, LLC and Maudlin International Parts and Service of Palm Bay, LLC.

21.	International Truck Leasing Corp.

22.	Navistar Financial Retail Receivables Corporation

23.	Navistar Financial Securities Corporation

24.	Navistar, Inc.

25.	Truck Engine Receivables Financing Co.

26.	Truck Retail Accounts Corporation

27.	Truck Retail Instalment Paper Corp.

28.	Navistar Cayman Islands Intellectual Property Company

29.	Navistar Luxembourg Intellectual Property Company

30.	World Truck Rapid Service, LLC

31.	World Truck Rapid Service of Alsip, LLC

32.	Cumberland Servicenter, Inc.

Schedule 6.01(b)
Loan Parties

	Jurisdiction of	Principal Place of
Name	Organization	Business	Tax ID Number
Navistar International Corporation	Delaware	4201 Winfield Road P.O. Box 1488 Warrenville, IL 60555	36-3359573

International Truck and Engine Corporation	Delaware	4201 Winfield Road P.O. Box 1488 Warrenville, IL 60555	36-1264810

Schedule 6.01(c)
Restricted Subsidiaries

								# of Shares
								Covered by
								outstanding
								options,
					Outstanding		Percentage	warrants,
					Shares/		of Equity	rights of
Issuer		Jurisdiction	Authorized		Interest		Interest	conversion or
(Restricted		of	Shares/		(interpreted		Held by the	purchase and
Subsidiary)	Holder	Formation	Interest		as Issued)		Holder	similar rights
International Truck and Engine Corporation	Navistar International Corporation	Delaware	100,000		1,000		100%	None

Navistar Advanced Technologies, Incorporated	Navistar International Corporation	Delaware	1,000		1,000		100%	None

Navistar Aftermarket Products, Inc.	Navistar International Corporation	Delaware	1,000		1,000		100%	None

International Engine – Global Services Corporation (f/n/a Navistar Ventures, Inc.)	Navistar International Corporation	Delaware	1,000		1,000		100%	None

International Engines Germany GmbH	Navistar International Corporation	Germany	100%		100%		100% (Limited Liability Company)	None

International Industria Automotiva Da America Do Sul Ltda.	Navistar International Corporation International of Mexico Holding Corporation	Brazil	48,793,061	BRL	48,793,061	BRL	Navistar International Corporation (93%) International of Mexico Holding Corporation (6%)	None

International Truck and Engine Corporation Canada	International Truck and Engine Corporation	Ontario	Unlimited		150,000		100%	None

Indianapolis Casting Corporation	International Truck and Engine Corporation	Delaware	1,000		500		100%	None

						# of Shares
						Covered by
						outstanding
						options,
				Outstanding	Percentage	warrants,
				Shares/	of Equity	rights of
Issuer		Jurisdiction	Authorized	Interest	Interest	conversion or
(Restricted		of	Shares/	(interpreted	Held by the	purchase and
Subsidiary)	Holder	Formation	Interest	as Issued)	Holder	similar rights
3096264 Nova Scotia Company	International Truck and Engine Corporation Canada	Nova Scotia	$1,100.00	1,100	100%	None

6325319 Canada Inc.	3096264 Nova Scotia Company	Ontario	Unlimited	NA	100%	None

Mascot Truck Parts Ltd.	6325319 Canada Inc.	Ontario	100,000	1	100%	None

Workhorse International Holding Company	International Truck and Engine Corporation	Delaware	100,000	1,000	100%	None

Workhorse Sales Corp.	Workhorse Custom Chassis, LLC	Delaware	10,000	1,000	100%	None

Workhorse Custom Chassis, LLC	Workhorse International Holding Company	Illinois	100%	100%	100%	None

Uptime Parts, LLC	Workhorse International Holding Company	Delaware	100%	100%	100%	None

International Truck Intellectual Property Company, LLC	International Truck and Engine Corporation	Illinois	100%	100%	100%	None

International Engine Intellectual Property Company, LLC	International Truck and Engine Corporation	Illinois	100%	100%	100%	None

International Truck and Engine Overseas Corporation	International Truck and Engine Corporation	Delaware	50,000	250.00	100%	None

International Truck and Engine Export Corporation	International Truck and Engine Corporation	Delaware	150,000	100,000	100%	None

						# of Shares
						Covered by
						outstanding
						options,
				Outstanding	Percentage	warrants,
				Shares/	of Equity	rights of
Issuer		Jurisdiction	Authorized	Interest	Interest	conversion or
(Restricted		of	Shares/	(interpreted	Held by the	purchase and
Subsidiary)	Holder	Formation	Interest	as Issued)	Holder	similar rights
International Diesel of Alabama, LLC	International Truck and Engine Corporation	Delaware	100%	100%	100%	None

IC Corporation	International Truck and Engine Corporation	Arkansas	1,000	1,000	100%	None

SST Truck Company, LP	SST Operations GP LLC SST Operations LP LLC	Delaware	100%	100%	SST Operations GP LLC (1%) SST Operations LP LLC (99%)	None

Integrated Coach Corporation	IC Corporation	Arkansas	10,000	10,000	100%	None

Integrated Coach of Oklahoma, LLC	IC of Oklahoma, LLC	Delaware	100%	N/A	100%	None

IC of Oklahoma, LLC	IC Corporation	Delaware	100%	N/A	100%	None

NLP, Inc.	International Truck and Engine Corporation	Delaware	1,000	1,000	100%	None

International Navistar Holding Mexico S.A. de C.V.	International of Mexico Holding Corporation	Mexico	50,000	50,000	100%	None

International Parts Distribution, S.A. de C.V.	International Navistar Holding Mexico S.A. de C.V.	Mexico	50,000	50,000	100%	None

Servicios Administrativos Navistar, S.A. de C.V.	International Navistar Holding Mexico S.A. de C.V.	Mexico	50,000	50,000	100%	None

Navistar Severe Service Truck Company	International Truck and Engine Corporation	Delaware	100%	100%	100%	None

								# of Shares
								Covered by
								outstanding
								options,
					Outstanding		Percentage	warrants,
					Shares/		of Equity	rights of
Issuer		Jurisdiction	Authorized		Interest		Interest	conversion or
(Restricted		of	Shares/		(interpreted		Held by the	purchase and
Subsidiary)	Holder	Formation	Interest		as Issued)		Holder	similar rights
Navistar International Holdings (Canada) Corp.	International Truck and Engine Corporation	Nova Scotia		100,000		100	100%	None

MWM International Industria De Motores Da America Do Sul Ltda.	International Truck and Engine Corporation Canada International of Mexico Holding Corporation	Brazil	R$	649,024,396.00	R$	649,024,396.00	International Truck and Engine Corporation Canada (99.90%) International of Mexico Holding Corporation (0.10%)	None

MWM International Motores S.A.	International of Mexico Holding Corporation MWM International Industria De Motores Da America Do Sul Ltda.	Argentina		100%		100%	International of Mexico Holding Corporation (10.00%) MWM International Industria De Motores Da America Do Sul Ltda. (90.00%)	None

I. Motores Trading, Inc.	MWM International Industria De Motores Da America Do Sul Ltda.	Florida		10,000		10,000	100%	None

International Military and Government, L.L.C.	International Truck and Engine Corporation	Delaware		100%		100%	100%	None

						# of Shares
						Covered by
						outstanding
						options,
				Outstanding	Percentage	warrants,
				Shares/	of Equity	rights of
Issuer		Jurisdiction	Authorized	Interest	Interest	conversion or
(Restricted		of	Shares/	(interpreted	Held by the	purchase and
Subsidiary)	Holder	Formation	Interest	as Issued)	Holder	similar rights
Camiones y Motores International de Mexico, S.A. de C.V.	International Navistar Holding Mexico S.A. de C.V. Navistar International Corporation	Mexico	N/A (Mexican variable capital corporation (S.A. de C.V.), so there isn’t a fixed number of authorized shares)	890,205,699	International Navistar Holding Mexico S.A. de C.V. (99%) Navistar International Corporation (1%)	None

American Transportation Corporation	IC Corporation	Arkansas	10,000	10,000	100%	None

International of Mexico Holding Corporation	Navistar International Corporation	Delaware	1,000	750	100%	None

International Truck Finance Corporation	Navistar International Corporation	Delaware	1,000	1,000	100%	None

Navistar Aftermarket Products Distribution Corp.	Navistar International Corporation	Delaware	1,000	1,000	100%	None

Navistar Diesel Components, Inc.	International Truck and Engine Corporation	Delaware	1,000	1,000	100%	None

Navistar Foundation	N/A (Not For Profit Corporation)	Illinois	N/A (Not For Profit Corporation)	N/A (Not For Profit Corporation)	N/A (Not For Profit Corporation)	None

International Gas Supplier, S. de R.L. de C.V.	Blue Diamond Truck, S. de R.L. de C.V. Camiones y Motores International de Mexico, S.A. de C.V.	Mexico	3,000 MXP	3,000 MXP	Blue Diamond Truck, S. de R.L. de C.V. (1.00%) Camiones y Motores International de Mexico, S.A. de C.V. (99.00%)	None

						# of Shares
						Covered by
						outstanding
						options,
				Outstanding	Percentage	warrants,
				Shares/	of Equity	rights of
Issuer		Jurisdiction	Authorized	Interest	Interest	conversion or
(Restricted		of	Shares/	(interpreted	Held by the	purchase and
Subsidiary)	Holder	Formation	Interest	as Issued)	Holder	similar rights
International Big Bore Diesels of Alabama, LLC	International Diesel of Alabama, LLC	Delaware	100%	N/A	100%	None

Navistar International Employee Leasing Company	International Truck and Engine Corporation	Delaware	100	100	100%	None

SST Operations GP LLC	Navistar Severe Service Truck Company	Delaware	100%	N/A	100%	None

SST Operations LP LLC	Navistar Severe Service Truck Company	Delaware	100%	N/A	100%	None

North American Brake Logistics, LLC	International Truck and Engine Corporation	Delaware	100%	N/A	100%	None

North American Remanufacturing Logistics, LLC	International Truck and Engine Corporation	Delaware	100%	N/A	100%	None

Navistar Brazil Engine Holding Corporation	Navistar International Corporation	Delaware	1,000	1,000	100%	None

Navistar Brazil Truck Holding Corporation	Navistar International Corporation	Delaware	1,000	1,000	100%	None

Navistar International Transportation Corp. (inactive; being dissolved)	Navistar International Corporation	Delaware

International Engine Corporation (inactive; being dissolved)	International Truck and Engine Corporation	Delaware

# of Shares
Covered by
outstanding
options,
				Outstanding	Percentage	warrants,
				Shares/	of Equity	rights of
Issuer		Jurisdiction	Authorized	Interest	Interest	conversion or
(Restricted		of	Shares/	(interpreted	Held by the	purchase and
Subsidiary)	Holder	Formation	Interest	as Issued)	Holder	similar rights
International Engines Europe GmbH (inactive; being dissolved)	Navistar International Corporation	Germany

Navistar International Transportation de Colombia Ltda. (inactive; being dissolved)	International Truck and Engine Corporation	Colombia

Schedule 6.01(g)
Disclosed Litigation
1.	Along with other vehicle manufacturers, the company and certain of its subsidiaries have been subject to an increase in the number of asbestos-related claims in recent years. Management believes that such claims will not have a material adverse affect on the company’s financial condition or results of operations. In general these claims relate to illnesses alleged to have resulted from asbestos exposure from component parts found in older vehicles, although some cases relate to the presence of asbestos in company facilities. In these claims the company is not the sole defendant, and the claims name as defendants numerous manufacturers and suppliers of a wide variety of products allegedly containing asbestos. Management has strongly disputed these claims, and it has been the company’s policy to defend against them vigorously. Historically, the actual damages paid out to claimants have not been material to the company’s results of operations and financial condition. However, management believes the company and other vehicle manufacturers are being more aggressively targeted, largely as a result of bankruptcies of manufacturers of asbestos and products containing asbestos. It is possible that the number of these claims will continue to grow, and that the costs for resolving asbestos related claims could become significant in the future
2.	On October 13, 2004, the company received a request from the staff of the SEC to voluntarily produce certain documents and information related to the company’s accounting practices with respect to defined benefit pension plans and other postretirement benefits. The company is fully cooperating with this request. Based on the status of the inquiry, the company is not able to predict the final outcome.
3.	On January 31, 2005, the company announced that it would restate its financial results for fiscal years 2002 and 2003 and the first three quarters of fiscal 2004. The SEC notified the company on February 9, 2005, that it was conducting an informal inquiry into the company’s restatement. On March 17, 2005, the company was advised by the SEC that the status of the inquiry had been changed to a formal investigation. On April 7, 2006, the company announced that it would restate its financial results for fiscal years 2002 through 2004 and for the first nine months of fiscal 2005. The company is fully cooperating with the SEC on this investigation. Based on the status of the investigation, the company is not able to predict the final outcome.
4.	On December 15, 2006 the New York Stock Exchange commenced delisting procedures with respect to Navistar International Corporation’s common stock and preferred stock.
5.	On January 11, 2006, the company became aware of a complaint filed in Oakland County Circuit Court in Michigan by Ford Motor Company against the Loan Parties claiming damages relating to warranty and pricing disputes with respect to certain engines purchased by Ford Motor Company from the Loan Parties. As of the date hereof, the Loan Parties have not been served the complaint. The company intends to further investigate this matter and believes that it has meritorious defenses to Ford’s claims.

Schedule 6.01(p)
Existing Debt (Non-Intercompany) in Excess of $50,000,000 (as of December 31, 2006)
Part I.

		Outstanding		Maturity
Debtor	Guarantor	Amount	Rate	Date	Comments
NIC	ITEC	$1,300,000,000	Floating	3/7/2009	Outstanding balance of the $1.5 billion bridge loan facility

ITEC	NIC	$387,575,859	Various	6/5/2014	Guarantee to various 3rd Party Lessors for Sale Leasebacks - Remaining Lease Payments with various lease termination dates thru 2014; includes $12.7 million Early Buy-Out for which Notice has already been provided – See attached Schedule for details

NFC	NIC	$306,457,000	Various	N.A.	Guarantee to NFC on behalf of NFC’s Guarantee to 3rd Party Lenders – No expiration date

NFC	NIC	$100,000,000	Floating	7/1/2010	Guarantee of Revolving Loan Facility Allocated to Mexican Finance Companies

NFCx	NIC	$86,161,000	Floating	8/30/2010	Guarantee to 3rd Party Lenders - various maturity dates thru 2010

ITEC & ITEC- Canada	NIC	$85,257,708	Various	9/6/2026	NIC Guarantee to 3rd Parties for Real Estate Operating Leases - Remaining Lease Payments with various lease termination dates thru 2026
Part II
None.

Schedule 6.01(q)
Liens Securing Non-Intercompany Debt for Borrowed Money in Excess of $50,000,000
None.

EXHIBIT A-1
FORM OF NOTE
FORM OF TERM NOTE

$	Dated: , 200_
     FOR VALUE RECEIVED, the undersigned, NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to [the order of]                      [or its registered assigns] (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of the Term Advance (as defined below) owing to the Lender by the Borrower pursuant to that certain Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement"; terms defined therein, unless otherwise defined herein, being used herein as therein defined), dated as of January ___, 2007 by and among the Borrower, the Subsidiary Guarantors, the Lender and certain other Lenders and Agents party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lender and such other Lenders a party to the Credit Agreement, on the Maturity Date.
     The Borrower promises to pay interest on the unpaid principal amount of the Term Advance from the date of such Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Administrative Agent, at 1111 Fanin Street, Houston, Texas 77002, in same day funds. The Term Advances owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.
     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of an advance (a “Term Advance”) by the Lender to the Borrower in an aggregate amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

NAVISTAR INTERNATIONAL CORPORATION

By

Name:
Title:

PAYMENTS OF PRINCIPAL

	Amount of Principal	Unpaid Principal	Notation
Date	Paid or Prepaid	Balance	Made By

EXHIBIT A-2
FORM OF NOTE
FORM OF REVOLVING NOTE

$	Dated: , 200_
     FOR VALUE RECEIVED, the undersigned, NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to [the order of]                      [or its registered assigns] (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of (a) [ ] Dollars ($[ ]), or, if less, (b) the unpaid principal amount of the outstanding Revolving Advances (as defined below) made by the Lender pursuant to that certain Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement"; terms defined therein, unless otherwise defined herein, being used herein as therein defined), dated as of January ___, 2007 by and among the Borrower, the Subsidiary Guarantors, the Lender and certain other Lenders and Agents party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lender and such other Lenders a party to the Credit Agreement, on the Maturity Date.
     The Borrower promises to pay interest on the unpaid principal amount of each Revolving Advance from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Administrative Agent, at 1111 Fanin Street, Houston, Texas 77002, in same day funds. The Revolving Advances owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.
     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (each a “Revolving Advance” and collectively, the “Revolving Advances”) by the Lender to the Borrower in an aggregate amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Revolving Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

NAVISTAR INTERNATIONAL CORPORATION

By

Name:
Title:

PAYMENTS OF PRINCIPAL

	Amount of Principal	Unpaid Principal	Notation
Date	Paid or Prepaid	Balance	Made By

EXHIBIT B
FORM OF
ASSIGNMENT AND ACCEPTANCE
     Reference is made to that certain Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) dated as of January ___, 2007 by and among Navistar International Corporation, a Delaware corporation (the “Borrower”), the Subsidiary Guarantors, the Lender, certain other Lenders and Agents party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lender and such other Lenders a party to the Credit Agreement.
     The “Assignor” referred to on Schedule 1 hereto (the “Assignor”) and the “Assignee” referred to on Schedule 1 hereto (the “Assignee”) each agree with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:
     (1) The Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitments and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.
     (2) The Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim or Lien; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes (if any) held by the Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitments retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.
     (3) The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon any Agent, any Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) represents and warrants that it is an Eligible Assignee; (v) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) attaches any U.S. Internal Revenue Service forms required under Section 4.07 of the Credit Agreement.
     (4) Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.
     (5) Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of the Assignor under the Credit Agreement, the Assignor shall cease to be a party thereto.
     (6) Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.
     (7) This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
     (8) This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier or electronic transmission, confirmed promptly in writing, shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

     Effective Date (if other than date of acceptance by Administrative Agent):
1                     , 200_
Assignor

, as Assignor
[Type or print legal name of Assignor]

By

Name:
Title:

Dated: 200_

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

Assignee

, as Assignee
[Type or print legal name of Assignee]

By

Name:
Title:

Dated: 200_
Domestic Lending Office:

Accepted [and Approved]2 this ___
day of                     , 200_
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By

Name:
Title:

[2]	Required if the Assignee is an Eligible Assignee solely by reason of clause (iv) of the definition of “Eligible Assignee.”

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE
Name of Assignor:
Name of Assignee:
Effective Date of Assignment:

Credit	Principal
Facility Assigned	Amount Assigned	Commitment Percentage Assigned[3]
	$	___. %

3	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

EXHIBIT C
FORM OF SUBSIDIARY GUARANTY SUPPLEMENT
                     __, 200_
JPMorgan Chase Bank, N.A., as Administrative Agent
270 Park Avenue
New York, New York 10017
Attention:
Credit Agreement dated as of January _, 2007 among Navistar International Corporation, as Borrower; the Subsidiary Guarantors party thereto;
the Lenders named therein; JPMorgan Chase Bank, N.A., as Administrative Agent;
and Credit Suisse Securities (USA) LLC, as Syndication Agent
Ladies and Gentlemen:
     Reference is made to the above-captioned Credit Agreement (such credit Agreement, as in effect on the date hereof and as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”). The capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
     Guaranty; Limitation of Liability. a. The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including, without limitation, reasonable fees and out-of-pocket expenses of counsel) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Subsidiary Guaranty Supplement or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
     The undersigned, and by its acceptance of this Subsidiary Guaranty Supplement, the Administrative Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Subsidiary Guaranty Supplement, the Credit Agreement and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act,

the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Subsidiary Guaranty Supplement, the Credit Agreement and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lenders and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Subsidiary Guaranty Supplement and the Credit Agreement at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Subsidiary Guaranty Supplement and the Credit Agreement not constituting a fraudulent transfer or conveyance.
     The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.
     Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Subsidiary Guarantor by all of the terms and conditions of the Credit Agreement to the same extent as each of the other Subsidiary Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Credit Agreement to an “Additional Subsidiary Guarantor” or a “Subsidiary Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Loan Party” shall also mean and be a reference to the undersigned.
     Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. b. This Subsidiary Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
     The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Subsidiary Guaranty Supplement, the Credit Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Subsidiary Guaranty Supplement or the Credit Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Subsidiary Guaranty Supplement, the Credit Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.
     The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Subsidiary Guaranty Supplement, the Credit Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or Federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
     TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours,

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]

By

Title:

Accepted and Acknowledged this ___
day of                     , 200_
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By

Name:
Title: